Exhibit 99.1

National Property REIT Corp.

Combined Consolidated Financial Statements
For the years ended December 31, 2020 and 2019
(With Independent Auditor's Report Thereon)

National Property REIT Corp.
Combined Consolidated Financial Statements
Table of Contents

Independent Auditor's Report

To the Board of Directors
National Property REIT Corp.

We have audited the accompanying combined consolidated financial statements of National Property REIT Corp., which comprise the combined consolidated balance sheets as of December 31, 2020 and 2019, and the related combined consolidated statements of operations, changes in (deficit) equity and cash flows for the years then ended, and the related notes to the combined consolidated financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these combined consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these combined consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the combined consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the combined consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the combined consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined consolidated financial statements referred to above present fairly, in all material respects, the financial position of National Property REIT Corp. as of December 31, 2020 and 2019, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

CohnReznick LLP

New York, New York
June 30, 2021

National Property REIT Corp.
Combined Consolidated Balance Sheets

	December 31, 2020	December 31, 2019
ASSETS		
Real estate assets		
Land	$ 210,435,265	$ 186,447,053
Building and improvements	1,775,439,133	1,607,281,277
Furniture, fixtures, and equipment	128,420,001	106,918,884
Total real estate assets held for investment	2,114,294,399	1,900,647,214
Less: accumulated depreciation	(300,559,691)	(227,167,198)
Net real estate assets held for investment	1,813,734,708	1,673,480,016
Real estate assets held for sale, net	57,874,841	51,480,144
Total real estate assets, net	1,871,609,549	1,724,960,160
Cash and cash equivalents	36,240,704	136,550,418
Restricted cash	42,189,255	35,148,797
Accounts receivable, net	12,784,345	8,726,586
Interest receivable ($4,200 and $61,585 as of December 31, 2020 and 2019, respectively, related to consolidated VIE)	78,209	580,444
Due from LendingClub Corporation ($6,489 and $23,761 as of December 31, 2020 and 2019, respectively, related to consolidated VIE)	179,592	1,958,446
Due from Prosper Funding LLC	37,587	140,288
Due from affiliates	73,018	57,269
Prepaid expenses and other assets	15,181,540	10,647,877
Collateralized loan obligations at fair value	193,165,428	129,052,554
Unsecured consumer loans at fair value ($360,274 and $2,407,071 as of December 31, 2020 and 2019, respectively, related to consolidated VIE)	13,650,243	53,600,537
Residual interests in securitizations, at fair value	6,549,550	21,955,347
Deferred leasing costs, net	103,740	226,484
Lease intangibles, net	10,062,716	7,034,475
Right-of-use assets	6,837,065	7,037,475
TOTAL ASSETS	**$ 2,208,742,541**	**$ 2,137,677,157**
LIABILITIES AND DEFICIT		
Liabilities		
Mortgages payable, net of unamortized discount and debt issuance costs	$ 1,700,161,254	$ 1,529,699,960
Mortgages payable related to real estate assets held for sale, net of unamortized discount and debt issuance costs	51,613,083	47,913,706
Reverse repurchase facilities, at fair value, net of unamortized debt issuance costs	79,803,125	41,143,625
Senior secured term loans, net of debt issuance costs	681,909,576	551,748,438
Accounts payable and accrued expenses	27,958,840	27,209,790
Security deposits	5,673,366	4,635,479
Due to affiliates	10,006,260	8,650,316
Prepaid rent and other liabilities	6,828,176	4,447,730
Lease liabilities	1,195,084	1,225,374
Total liabilities	2,565,148,764	2,216,674,418
Commitments and contingencies (Note 20)		
Deficit		
Preferred stock, $0.001 par value, Series A Cumulative Non-Voting, 12.5%; $125,000 liquidation preference, 125 shares authorized, issued and outstanding	109,950	109,950
Common stock, $0.001 par value; 100,000,000 common shares authorized, 3,254,594 and 3,203,927 issued and outstanding, respectively	3,255	3,204
Additional paid-in-capital	—	167,749,370
Accumulated deficit	(359,145,035)	(253,972,599)
Non-controlling interest	2,625,607	7,112,814
Total deficit	(356,406,223)	(78,997,261)
TOTAL LIABILITIES AND DEFICIT	**$ 2,208,742,541**	**$ 2,137,677,157**

See Notes to Combined Consolidated Financial Statements

National Property REIT Corp.
Combined Consolidated Statements of Operations

	Years Ended December 31, 2020	Years Ended December 31, 2019
Revenues		
Rental income	$ 229,917,675	$ 241,785,356
Interest income	25,133,400	26,098,139
Other income	30,556,979	34,447,977
Total revenues	285,608,054	302,331,472
Costs and expenses		
Property operating expenses	111,253,434	116,527,232
Management fees	11,157,918	20,000,440
Depreciation and amortization	90,562,171	105,515,294
General and administrative expenses	17,173,547	17,396,144
Total costs and expenses	230,147,070	259,439,110
Other (expense) income		
Interest expense	(181,659,493)	(208,153,410)
Fair value adjustments	(5,466,335)	(8,651,419)
Gain on sale of real estate assets	48,968,841	277,757,453
Gain on involuntary conversions	482,941	7,468,509
Total other (expense) income, net	(137,674,046)	68,421,133
(Loss) income before income tax	(82,213,062)	111,313,495
Income tax (expense) benefit	(296,416)	309,411
Net (loss) income	(82,509,478)	111,622,906
Income attributable to non-controlling interest	(13,914,287)	(32,689,605)
Dividends attributable to preferred shares	(15,625)	(15,625)
Net (loss) income attributable to common shares	$ (96,439,390)	$ 78,917,676

See Notes to Combined Consolidated Financial Statements

National Property REIT Corp.
Combined Consolidated Statements of Changes in (Deficit) Equity

	Preferred Shares	Common Shares	Additional Paid-in-Capital	Accumulated Deficit	Total Stockholders' (Deficit)	Non-Controlling Interest	Total (Deficit)
Balance at December 31, 2018	**$ 109,950**	**$ 3,110**	**$ 154,892,454**	**$ (331,890,275)**	**$ (176,884,761)**	**$ 19,621,748**	**$ (157,263,013)**
Issuance of common shares	—	94	12,856,916	—	12,857,010	—	12,857,010
Contribution from non-controlling interest	—	—	—	—	—	8,276,158	8,276,158
Dividends on common shares	—	—	—	(1,000,000)	(1,000,000)	—	(1,000,000)
Dividends on preferred shares	—	—	—	(15,625)	(15,625)	—	(15,625)
Distributions to non-controlling interest	—	—	—	—	—	(53,474,697)	(53,474,697)
Net income	—	—	—	78,933,301	78,933,301	32,689,605	111,622,906
Balance at December 31, 2019	**$ 109,950**	**$ 3,204**	**$ 167,749,370**	**$ (253,972,599)**	**$ (86,110,075)**	**$ 7,112,814**	**$ (78,997,261)**
Issuance of common shares	—	51	6,942,939	—	6,942,990	—	6,942,990
Contribution from non-controlling interest	—	—	—	—	—	9,034,339	9,034,339
Dividends on common shares	—	—	(174,692,309)	(8,733,046)	(183,425,355)	—	(183,425,355)
Dividends on preferred shares	—	—	—	(15,625)	(15,625)	—	(15,625)
Distributions to non-controlling interest	—	—	—	—	—	(27,435,833)	(27,435,833)
Net (loss) income	—	—	—	(96,423,765)	(96,423,765)	13,914,287	(82,509,478)
Balance at December 31, 2020	**$ 109,950**	**$ 3,255**	**$ —**	**$ (359,145,035)**	**$ (359,031,830)**	**$ 2,625,607**	**$ (356,406,223)**

See Notes to Combined Consolidated Financial Statements

National Property REIT Corp.
Combined Consolidated Statements of Cash Flows

	Years Ended December 31, 2020	2019
Cash Flows from Operating Activities:		
Net (loss) income	$ (82,509,478)	$ 111,622,906
Adjustments to reconcile net (loss) income to net cash used in operating activities:		
Depreciation	81,555,492	83,813,627
Amortization of in-place leases	8,822,050	21,616,238
Amortization of leasing commissions	314,935	239,114
Amortization of other deferred leasing cost	1,246	606
Amortization of right-of-use assets	183,383	84,823
Amortization of debt issuance costs and debt discounts and premiums	5,409,345	4,397,831
Amortization of discount on collateralized loan obligations	(1,229,210)	(62,187)
Gain on sale of real estate assets	(48,968,841)	(277,757,453)
Gain on involuntary conversions	(482,941)	(7,468,509)
Loss on early extinguishment of debt	6,680,028	32,640,453
Fair value adjustments of collateralized loan obligations	5,425,073	211,663
Fair value adjustments of unsecured consumer loans	1,009,314	10,978,270
Fair value adjustments of residual interests in securitizations	(968,052)	(2,538,514)
(Income) loss from accretion on residual interests in securitizations	(812,536)	73,355
Changes in operating assets and liabilities:		
Accounts receivable, net	(4,057,759)	(3,347,777)
Interest receivable	502,235	2,357,409
Due to affiliates, net	1,340,195	455,172
Prepaid expenses and other assets	(4,534,861)	696,196
Accounts payable and accrued expenses	1,408,852	2,796,292
Security deposits and other liabilities	3,418,333	(271,966)
Deferred leasing costs	(193,437)	(374,924)
Right-of-use assets	17,027	(1,258,388)
Lease liabilities	(30,290)	1,225,374
Net cash used in operating activities	**(27,699,897)**	**(19,870,389)**
Cash Flows from Investing Activities:		
Acquisition of real estate assets	(153,221,647)	(299,127,460)
Additions to real estate assets	(41,490,127)	(46,220,647)
Acquisition of lease intangibles	(11,816,555)	(25,423,604)
Acquisition of ground lease	—	(5,863,910)
Proceeds from disposition of real estate assets	100,408,641	635,762,501
Proceeds from involuntary conversions	4,566,694	15,378,136
Purchases of collateralized loan obligations	(68,308,737)	(76,892,755)
Principal payments received on unsecured consumer loans	36,517,623	110,366,182
Proceeds from recoveries and sales of charged-off loans	2,423,357	6,133,006
Principal payments received on securitized residual interests	17,186,385	43,670,460
Decrease in Due from LendingClub Corporation	1,778,854	905,016
Decrease in Due from Prosper Funding LLC	102,701	69,498
Net cash (used in) provided by investing activities	**(111,852,811)**	**358,756,423**

National Property REIT Corp.
Combined Consolidated Statements of Cash Flows

	Years Ended December 31,	
	2020	2019
Cash Flows from Financing Activities:		
Proceeds from mortgages payable	161,920,000	273,476,000
Repayments of mortgages payable	(77,032,041)	(344,772,057)
Repayments of revolving credit facilities	—	(46,972,955)
Proceeds from reverse repurchase facilities	96,050,000	59,387,000
Repayments of reverse repurchase facilities	(57,653,000)	(17,784,000)
Repayments of debt related to consolidated VIE	—	(9,798,386)
Proceeds from senior secured term loan	168,851,010	9,580,620
Repayments of senior secured term loan	(222,029,005)	(126,000,000)
Payment of debt issuance costs	(6,123,631)	(4,910,458)
Payment of debt extinguishment costs	(6,225,752)	(30,790,699)
Proceeds from issuance of common stock	6,942,990	2,395,155
Dividends on common shares	—	(1,000,000)
Dividends on preferred shares	(15,625)	(15,625)
Contributions from non-controlling interest	9,034,339	8,276,158
Distributions to non-controlling interests	(27,435,833)	(53,474,697)
Net cash provided by (used in) financing activities	**46,283,452**	**(282,403,944)**
Net (decrease) increase in cash, cash equivalents, and restricted cash	(93,269,256)	56,482,090
Cash, cash equivalents, and restricted cash, beginning of year	171,699,215	115,217,125
Cash, cash equivalents, and restricted cash, end of year	**$ 78,429,959**	**$ 171,699,215**

	Years Ended December 31,	
	2020	2019
Supplemental Disclosures		
Cash paid during the year for:		
Interest expense	$ 176,392,247	$ 205,026,536
Income taxes	$ 292,816	$ 300,087
Non-cash investing and financing activities:		
Accrued additions to real estate assets	$ 1,061,996	$ 1,721,798
Dividends on common shares by increasing borrowings under senior secured term loans	$ 183,425,355	$ —
Mortgage loans assumed upon purchase of real estate assets	$ 89,709,000	$ —
Purchase of collateralized loan obligations by increasing borrowings under senior secured term loans	$ —	$ 41,847,420
Purchase of collateralized loan obligations by issuing 76,347 shares of common stock	$ —	$ 10,461,855

See Notes to Combined Consolidated Financial Statements

1. Organization

References herein to the "Company", "we", "us", or "our" refer to National Property REIT Corp. ("NPRC"), formerly known as National Property Holdings Corp., unless the context specifically requires otherwise.

The Company is a Maryland corporation and is a real estate investment trust ("REIT") for U.S. federal income tax purposes. The Company was formed to hold for investment, operate, finance, lease, manage, and sell a portfolio of real estate assets and engage in any and all other activities as may be necessary, incidental or convenient to carry out the foregoing. The Company intends to acquire real estate assets, including, but not limited to, industrial, commercial, student housing, self-storage, and multi-family properties. The Company commenced operations on December 31, 2013.

NPH Property Holdings, LLC ("NPH"), a Delaware limited liability company, owns all of the outstanding common stock of the Company. NPH is a wholly owned subsidiary of Prospect Capital Corporation ("PSEC"). On December 31, 2013, PSEC contributed to the Company, through NPH, ownership interests in entities that own real estate properties. In exchange for the contribution of assets, NPH received shares of the Company's common stock. These entities were NPH McDowell, LLC ("Oxford"), APH Carroll 41, LLC ("Bexley"), and 146 Forest Parkway, LLC ("146 FP"). On October 23, 2014, United Property REIT Corp. ("UPRC"), an affiliated entity indirectly owned by PSEC, contributed to the Company, ownership interest in Michigan Storage, LLC ("Michigan"), an entity that owned a portfolio of self-storage real estate properties. UPH Property Holdings, LLC ("UPH"), a Delaware limited liability company, owned all of the outstanding common stock of UPRC. UPH was a wholly owned subsidiary of PSEC. On November 26, 2014, American Property REIT Corp. ("APRC"), an affiliated entity indirectly owned by PSEC, contributed to the Company, ownership interest in APH Carroll Resort, LLC (the "Resort"), an entity that owned a multi-family real estate property. On May 1, 2015, APRC contributed to the Company, ownership interest in 5100 Live Oaks Blvd, LLC ("Amberly"), an entity that owned a multi-family real estate property. APH Property Holdings, LLC ("APH"), a Delaware limited liability company, owned all of the outstanding common stock of APRC. APH was a wholly owned subsidiary of PSEC. These entity contribution transactions are collectively referred to as the "Common Control Transfer".

On May 23, 2016, APRC and UPRC (collectively referred to as the "Affiliated REITs") were merged ("Merger") with and into the Company, with the Company continuing as the surviving corporation. The Affiliated REITs were formed to hold for investment, operate, finance, lease, manage, and sell a portfolio of real estate assets. At the date of Merger, the Affiliated REITs held an investment portfolio of real estate assets owned directly or through joint ventures by making a majority equity investment in property-owning entities. The real estate investments acquired during the Merger are collectively known as the "Merger Investments".

In accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 805, *Business Combinations*, the Merger and Common Control Transfer transactions noted above were executed between entities under common control. The assets and liabilities of each of the entities acquired through these transactions were recorded at their historical carrying amounts, and the results of operations of these entities have been recognized in the accompanying combined consolidated statements of operations for all periods presented. Subsequent to the Merger during 2016, NPRC's combined consolidated balance sheets reflect the historical carryover basis in the assets and liabilities acquired. The Company has also retrospectively adjusted its financial statements to combine the operating results of the Company and the entities acquired from the date common control began.

National Marketplace Finance, LLC (formerly known as Prospect Finance Company, LLC) ("NMF") is a subsidiary of the Company, and currently owns the online originated unsecured consumer loan portfolio and residual interests in securitizations. NMF holds the interests in ACL Loan Holdings, Inc. ("ACLLH") and American Consumer Lending Limited ("ACLL").

ACLLH was formed to hold the indirect interest in ACL Consumer Loan Trust ("ACL Trust"), which was contributed to ACLLH on June 30, 2014 by the Company, its initial sole member. ACL Trust and American Consumer Lending (Prime), LLC, a subsidiary of ACLL, (collectively with ACL Trust, referred to as the "ACL Subsidiaries"), hold unsecured consumer loans purchased from Prosper Funding LLC ("Prosper").

ACL Consumer Loan Trust III ("ACL Trust III"), a subsidiary of ACLLH, formed on June 10, 2014, and American Consumer Lending III (Near-Prime), LLC, a subsidiary of ACLL, (collectively with ACL Trust III, referred to as the "ACL III Subsidiaries"), formed on June 13, 2014, hold unsecured consumer loans purchased from LendingClub Corporation. ACL Consumer Loan Trust IV ("ACL Trust IV"), a subsidiary of ACLLH, formed on March 23, 2015, and American Consumer Lending IV (Near-Prime), LLC, a subsidiary of ACLL, (collectively with ACL Trust IV, referred to as the "ACL IV Subsidiaries"), formed on January 15, 2015, hold unsecured consumer loans originated by and purchased from LendingClub Corporation. ACL Patient Solutions Trust ("ACL PS"), a subsidiary of ACLLH, formed on October 14, 2015, and ACL Patient Solutions Holdings, LLC, a subsidiary of ACLL, formed on October

5, 2015, hold unsecured consumer loans from NBT Bank, National Association ("NBT"). From October 20, 2015 to December 31, 2018 ACL PS acquired and held unsecured consumer loans as part of a loan purchase and sale agreement between ACL PS, NBT and Springstone Financial, LLC ("Springstone"), a wholly owned subsidiary of LendingClub Corporation. ACL Consumer Loan Trust V ("ACL Trust V"), a subsidiary of ACLL, formed on October 16, 2015, holds unsecured consumer loans purchased from Avant II, LLC ("Avant") for the period November 17, 2015 to December 31, 2018. ACL Consumer Loan Trust VI ("ACL Trust VI"), a subsidiary of ACLLH, formed on April 27, 2016, and American Consumer Lending VI, LLC, a subsidiary of ACLL, (collectively with ACL Trust VI, referred to as the "ACL VI Subsidiaries"), formed on November 30, 2015, hold unsecured consumer loans purchased from LendingClub Corporation for the period May 1, 2016 to December 31, 2018. Murray Hill Securitization Holdings Limited ("Murray Hill"), a subsidiary of ACLL, formed on July 24, 2015, holds interest in Murray Hill Marketplace Trust 2016-LC1, a securitization of unsecured consumer loans purchased from LendingClub Corporation for the period October 13, 2016 to December 31, 2018. Murray Hill also holds residual interests in securitizations. LendingClub Corporation and Springstone are hereafter collectively referred to as "LendingClub". American Consumer Lending VII, LLC, a subsidiary of ACLL, formed on October 5, 2017, holds unsecured consumer loans purchased from Prosper and NBT during the period July 28, 2015 to December 31, 2018.

NPH Guarantor, LLC was contributed to NMF on January 13, 2015 by the Company, its initial sole member. NPH Guarantor, LLC is the indemnitor of the ACL III Subsidiaries and ACL PS revolving credit facilities outlined in Note 12. There was no activity in NPH Guarantor, LLC from inception through December 31, 2018.

National General Lending Limited ("NGL"), a subsidiary of the Company, was formed on May 23, 2019 to own various debt tranches in collateralized loan obligations (“CLOs”). NGL holds the CLOs in NGL Subsidiary Ltd. ("NGL Limited"), a wholly owned Cayman Islands limited liability company that was formed August 26, 2019. Operations to buy and sell CLOs commenced on October 30, 2019. In connection with NGL's commencement of operations during 2019, PSEC contributed approximately $12,000,000 in cash and transferred approximately $52,139,000 of CLOs.

2. Significant Accounting Policies

a. Principles of Reporting and Use of Estimates

The accompanying combined consolidated financial statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"), which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of any contingent assets and liabilities at the date of the combined consolidated financial statements and the reported amounts of revenues and expenses during the reported periods.

Management makes significant estimates regarding the allocation of a property’s purchase price to the tangible and intangible assets and liabilities acquired, revenue recognition, and determining whether an asset is impaired. These estimates and assumptions are based on management’s best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment.

As future events and their effects cannot be determined with precision, actual results could materially differ from those estimates.

b. Basis of Consolidation and Transfers of Financial Assets

The accompanying combined consolidated financial statements include our accounts and those of our subsidiaries, which are whollyowned or controlled by us. All intercompany balances and transactions have been eliminated. A non-controlling interest in a consolidated subsidiary is defined as the portion of the equity in a subsidiary not attributable, directly or indirectly, to the Company. Non-controlling interests are required to be presented as a separate component of equity in the combined consolidated balance sheet and the presentation of net income (loss) is modified to present the net income (loss) attributed to controlling and non-controlling interests.

For a variable interest entity ("VIE"), an entity is subject to consolidation if the equity investors either do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support, are unable to direct the entity's activities or are not exposed to the entity's losses or entitled to its residual returns. VIEs that meet certain scope characteristics are required to be consolidated by their primary beneficiary. The primary beneficiary of a VIE is determined to be the party that has both the power to direct the activities of a VIE that most significantly impact the VIEs economic performance and the obligation to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE. This determination can sometimes involve complex and subjective analysis. We are required on an ongoing basis to assess whether we are the primary beneficiary of a VIE.

We may periodically enter into transactions in which we sell financial assets. Upon a transfer of financial assets, we may retain or acquire senior or subordinated interests in the related assets. In connection with such transactions, a determination must be made as to whether we, as the transferor, have surrendered control over transferred financial assets. That determination must consider our continuing involvement in the transferred financial assets, including all arrangements or agreements made contemporaneously with, or in contemplation of, the transfer, even if they were not entered into at the time of the transfer. The financial components approach under applicable GAAP limits the circumstances in which a financial asset, or portion of a financial asset, should be derecognized when the transferor has not transferred the entire original financial asset to an entity that is not consolidated with the transferor in the financial statements being presented and/or when the transferor has continuing involvement with the transferred financial asset. It defines the term "participating interest" to establish specific conditions for reporting a transfer of a portion of a financial asset as a sale.

From time to time, we may securitize unsecured consumer loans we hold if such securitization allows us access to better financing terms. Depending upon the structure of the securitization transaction, these transactions will be accounted for as either a "sale" and the loans will be removed from the combined consolidated balance sheet or as a "financing" with the loans and financing reported on our combined consolidated balance sheet. Significant judgment may be exercised by us in determining whether a transaction should be recorded as a "sale" or a "financing."

In determining the accounting treatment to be applied to securitization transactions, we evaluate whether the entity used to facilitate the transactions was a VIE and, if so, whether the VIE should be consolidated. Based on our evaluations, we have concluded that one of our securitizations is a VIE that should be consolidated. The Company has determined that the other securitizations that we participated in should not be consolidated since, among other things, we concluded that the transfer of the underlying assets qualified as a sale.

c. ***Purchase Accounting and Acquisitions of Real Estate***

Prior to the Company's adoption of Accounting Standards Update ("ASU") 2017-01 in January 2018, the Company recorded the acquisition of real estate that will be used for the production of income as a business combination. All assets acquired and liabilities assumed in a business combination were measured at their acquisition date fair values. Acquisition costs were expensed as incurred. Upon adoption of ASU 2017-01, the Company records the acquisition of real estate that will be used for the production of income as an asset acquisition, with all assets acquired and liabilities assumed recorded at their acquisition date fair values. Acquisition costs are capitalized and allocated to the acquired tangible assets, consisting of land, building and improvements, furniture, fixtures and equipment. The Company assesses the acquisition date fair values of all tangible assets, and identified lease intangibles, consisting of in-place leases, tenant relationships, deferred leasing costs, and above-market and below-market leases.

Real estate assets, including land, building and improvements, and furniture, fixtures and equipment are stated at historical cost less accumulated depreciation. Costs associated with the development, construction and improvement of the Company's real estate assets are capitalized as incurred. Costs incurred in making repairs and maintaining real estate assets are expensed as incurred, while major replacements and betterments, which improve or extend the useful life of the asset, are capitalized and depreciated over the estimated useful lives.

The Company records depreciation expense using the straight-line method over the useful lives of the respective assets. The estimated useful lives are as follows:

Category	Term
Building	10 to 50 years
Improvements	3 to 12 years
Furniture, fixtures, and equipment	2 to 17 years

Depreciation expense for the years ended December 31, 2020 and 2019 was $81,555,491 and $83,813,627, respectively, and is included in depreciation and amortization expense in the accompanying combined consolidated statements of operations.

The value of acquired land, buildings and improvements is estimated by formal appraisals, observed comparable sales transactions and information gathered during pre-acquisition due diligence activities. The valuation approach considers the value of the property as if it were vacant. The values of furniture, fixtures and equipment are estimated by calculating their replacement cost and reducing that value by factors based upon estimates of their remaining useful lives.

The value allocated to acquired lease intangibles is based on management's evaluation of the specific characteristics of each tenant's lease. Characteristics considered by management in allocating these values include the nature and extent of the existing business relationships with the tenant, growth prospects for developing new business with the tenant, the remaining term of the lease and the tenant's credit quality, among other factors.

The value of in-place leases and deferred leasing costs are amortized to expense over the remaining term of the respective leases, which range from less than a year to seventeen years. The amount allocated to acquire in-place leases is determined by calculating the estimated time to fill a hypothetically empty property to its stabilization level based on historical observed move-in rates for each property. The intangible assets are calculated by estimating the net cash flows of the in-place leases to be realized, as compared to the net cash flows that would have occurred had the property been vacant at the time of acquisition and subject to lease-up. The amount allocated to deferred leasing costs is determined by what the Company would have paid to a third party to secure a new tenant reduced by the expired term of the respective lease. The value of tenant relationships is amortized over the remaining initial lease term and expected renewals, which is thirty seven years. The amount allocated to tenant relationships is the benefit resulting from the likelihood of a tenant renewing its lease. Acquired intangible assets generally have no residual value. Amortization expense related to these assets was $9,006,679 and $21,701,666 for years ended December 31, 2020 and 2019, respectively.

d. *Impairment of Real Estate*

The Company reviews the carrying value of its real estate assets and intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If such reviews indicate that the asset may be impaired, given that the carrying amount of an asset exceeds the sum of its expected future cash flows, on an undiscounted basis, the asset's carrying amount is written down to its fair value. Estimating future cash flows and fair values is highly subjective and such estimates could differ materially from actual results. For the years ended December 31, 2020 and 2019, the Company did not record any impairment charges related to real estate assets.

e. *Assets Held for Sale and Discontinued Operations*

The Company classifies certain real estate assets as held for sale on the combined consolidated balance sheets once the criteria, as defined by GAAP, have been met. Real estate assets to be disposed of are reported at the lower of their carrying amount or fair value minus cost to sell and are no longer depreciated. The Company reports discontinued operations when the disposal of real estate assets represents a strategic shift that has (or will have) a major effect on an entity's operations and financial results. No disposal met the definition of discontinued operations as of December 31, 2020 and 2019.

f. *Environmental Matters*

Under various federal, state and local environmental laws, statutes, ordinances, rules and regulations, an owner of real property may be liable for the costs of removal or remediation of certain hazardous or toxic substances at, on, in or under such property as well as certain other potential costs relating to hazardous or toxic substances. These liabilities may include government fines and penalties and damages for injuries to persons and adjacent property. Such laws often impose liability without regard to whether the owner knew of, or was

responsible for, the presence or disposal of such substances. The Company recognizes a liability for environmental matters if it is probable a liability has been incurred and the amount of loss can be reasonably estimated. As of December 31, 2020 and 2019, the Company is not aware of any environmental matters that would have an impact on the combined consolidated financial statements.

g. *Fair Value Measurements*

In accordance with ASC Topic 820, *Fair Value Measurement* ("ASC 820"), fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants, in the principal or most advantageous market considering the highest and best use of an asset or nonperformance risk related to a liability, at the measurement date. The Company uses the most observable inputs that are available to measure fair value. Observable inputs are inputs that the market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company's views about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. As a basis for considering market participant assumptions in fair value measurements, ASC 820 establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity's own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).

- Level 1 - quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities;
- Level 2 - observable prices that are based on inputs not quoted in active markets, but corroborated by market data; and
- Level 3 - unobservable inputs that are used when little or no market data is available.

The fair value hierarchy gives the highest priority to Level 1 inputs and the lowest priority to Level 3 inputs. In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible, as well as considering counterparty credit risk, where applicable, in the Company's assessment of fair value.

The Company carries its mortgages payable, debt related to consolidated VIE, and senior secured term loan at cost, net of unamortized discount, debt issuance costs, and associated amortization, on the accompanying combined consolidated balance sheets.

h. *Fair Value of Financial Instruments*

Pursuant to ASC Topic 825, *Financial Instruments* ("ASC 825"), which provides entities with an option to report selected financial assets and liabilities at fair value, the Company has made an election to measure its unsecured consumer loans, residual interest in securitizations, and revolving credit facilities at fair value on the combined consolidated balance sheets. We elected to use the fair value option to align the measurement attributes of both our assets and liabilities while mitigating volatility in earnings from using different measurement attributes. Under this election, unsecured consumer loans charged off, recoveries, realized gains (losses), net increase or decrease in unrealized appreciation (depreciation) of the unsecured consumer loans, residual interest in securitizations, and revolving credit facilities are recorded as fair value adjustments on the combined consolidated statements of operations.

i. *Revenue Recognition*

Rental revenues from residential, student housing, and self-storage tenants are recognized on a contractual basis, as lease periods for these investments are short-term in nature. The Company recognizes reimbursement for utilities and other expenses recoveries as other revenue when earned. Rental revenues from industrial and commercial tenants are recognized on a straight-line basis over the term of the lease. The industrial and commercial leases contain rental increases at specified intervals. The Company records as an asset, and includes in rental revenues, deferred rent receivable that will be received if the tenant makes all rent payments required through the expiration of the initial term of the lease. Deferred rent receivable in the accompanying combined consolidated balance sheets includes the cumulative difference between rental revenue recorded on a straight-line basis and rents received from the tenants in accordance with the respective lease terms.

Minimum future rental receipts under the noncancelable portion of commercial and industrial tenant leases, assuming no new or re-negotiated leases, for the next five years and thereafter are as follows: $1,045,834 (2021), $1,049,727 (2022), $507,545 (2023), $209,968 (2024), $209,968 (2025), and $716,815 (thereafter).

Interest income is recognized on an accrual basis, in accordance with the terms of the loan agreement, to the extent that such amounts are expected to be collected. Generally, our unsecured consumer loans are placed on non-accrual status when the loan is greater than 60 days contractually delinquent or charged off, which may occur if a borrower were to declare bankruptcy prior to a loan being 60 days delinquent, at which point the associated interest receivable balance is reversed against the interest income on the combined consolidated statements of operations. For residual interests in securitizations, interest income is recognized using the effective interest method. Under this method, we recognize as interest income, over the life of the securities, the excess of the cash flows expected to be collected over the securities' carrying value. We update our estimates of expected cash flows quarterly and recognize changes in the calculated effective interest rate on a prospective basis. For certain investments held by the Company, cash not received for interest may be recorded through a payment-in-kind ("PIK"). Interest income recorded as PIK is recognized as income in the period earned.

Gains and losses on the sale of real estate are recognized pursuant to ASC 610, *Gains and Losses from the Derecognition of Nonfinancial Assets*. Any gain or loss on sale is measured based on the difference between the amount of consideration received and the carrying amount of the sold real estate asset, less costs to sell. For partial sale of real estate resulting in a transfer of control, the Company measures any non-controlling interest retained at fair value, and recognizes a gain or loss on the difference between the fair value and the carrying amount of the real estate assets retained.

j. ***Cash and Cash Equivalents***

The Company considers all highly liquid instruments with original maturities of three months or less from the date of purchase to be cash equivalents. Cash and cash equivalents includes funds deposited with financial institutions and short-term, highly liquid overnight investment in money market funds. As of December 31, 2020 and 2019, $51,079 and $54,037,365 of the cash and cash equivalents, respectively, disclosed on the combined consolidated balance sheets represent investments in money market funds, with the remainder held in deposit accounts, substantially all of which exceeded applicable insurance limits.

k. ***Restricted Cash***

Restricted cash consists of cash escrowed under the operating agreements and mortgage agreements for debt service, real estate taxes, property insurance, and capital improvements and other restricted deposits.

As of December 31, 2020 and 2019, the Company had cash and cash equivalents of $36,240,704 and $136,550,418, respectively; in addition, the Company had restricted cash of $42,189,255 and $35,148,797 as of December 31, 2020 and 2019, respectively. Total cash and cash equivalents, and restricted cash was $78,429,959 and $171,699,215 as of December 31, 2020 and 2019, respectively.

l. ***Unsecured Consumer Loans***

Unsecured consumer loans consist of individual loans purchased from various originators of unsecured consumer loans ("Lending Platforms") under terms of the Company's agreement with the respective platforms, who are sellers of the unsecured consumer loans that continue to service such loans. Unsecured consumer loans made through the Lending Platforms are issued by WebBank, an FDIC-insured, Utah chartered industrial bank, except for loans issued by NBT. After funding a loan, WebBank sells the loan to the Lending Platform, without recourse, in exchange for the principal amount of the loan. Loans issued by NBT are purchased by the Company as part of a loan purchase and sale agreement between ACL PS, NBT and Springstone. All loans purchased are unsecured obligations of individual borrowers with a fixed interest rate and loan terms set between 12 and 84 months. Unsecured consumer loans are recorded on the date purchased by the Company, which is generally at least fifteen days after origination. Unsecured consumer loans are charged off in the month that the loan becomes greater than 120 days contractually delinquent or in the month that the borrower has entered bankruptcy, at which point the outstanding principal amount is written off against the principal of the unsecured consumer loans on the combined consolidated balance sheets which results in a fair value adjustment on the combined consolidated statements of operations. Recoveries on charged off loans and sales of charged off loans to third parties are recorded as received, net of fees.

m. ***Due from Lending Platforms***

LendingClub and Prosper are online marketplace Lending Platforms from which we purchase unsecured consumer loans. The Due from LendingClub Corporation and Due from Prosper Funding LLC amounts presented on the combined consolidated balance sheets represent cash deposited at LendingClub and Prosper, respectively.

n. Allowance for Doubtful Accounts

The Company continuously monitors collections from its tenants and recognizes an allowance for uncollectible accounts based on a specific tenant collection issues that the Company has identified. When management has determined that receivables are uncollectible, they are written off against the allowance for doubtful accounts.

o. Asset Management and Management Services

Management fee expenses are recognized when incurred in accordance with the terms of each respective management agreement.

p. Debt Issuance Costs and Unamortized Debt Discounts

The Company defers costs incurred in connection with obtaining financing and amortizes the costs using the straight-line method, which approximates the effective interest rate method, over the terms of the related debt as a component of interest expense. The Company also recognizes a debt discount or premium in connection with mortgages assumed at fair value in accordance with ASC 805. Debt issuance costs and unamortized debt discounts have been presented as a direct deduction to our mortgages payable, mortgages payable related to real estate assets held for sale, debt related to consolidated VIE, and senior secured term loans in the accompanying combined consolidated balance sheets.

At December 31, 2020 and 2019, the Company had net debt issuance costs and debt discounts of $23,720,916 and $23,198,406, respectively. Amortization of debt issuance costs and debt discounts of $5,409,345 and $4,397,831 is included in interest expense in the combined consolidated statements of operations for the years ended December 31, 2020 and 2019, respectively.

q. Non-controlling Interests

Non-controlling interests are comprised of the Company's joint venture partners' interests in the joint ventures in real estate properties that the Company consolidates. The Company reports its joint venture partners' interests in its consolidated real estate joint ventures and other subsidiary interests held by third parties as non-controlling interests. The Company records these non-controlling interests at their initial fair value, adjusting the basis prospectively for their share of the respective consolidated investments' net income or loss and equity contributions and distributions. These non-controlling interests are not redeemable by the equity holders and are presented as part of permanent equity. Income and losses are generally allocated pro rata based on the respective ownership percentages until the venture reaches certain performance measures, at which time the other venture party will be entitled to preferred distributions (profit interests).

r. Income Taxes

The Company elected to be taxed as a REIT for U.S. federal income tax purposes, under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"). The Company believes it operates in such a manner as to qualify for treatment as a REIT for federal income tax purposes. Accordingly, the Company generally will not be subject to federal income tax, provided that distributions to its stockholders equal at least the amount of its taxable income. A REIT is subject to a number of organizational and operational requirements, including, among others, a requirement that it currently distributes at least 90% of its taxable income to stockholders, subject to certain adjustments. If the Company fails to qualify as a REIT in any taxable year without the benefit of certain relief provisions, it will be subject to federal and state income taxes on its taxable income at regular corporate income tax rates. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state or local taxes on its income, property or net worth and federal taxes and excise taxes on its undistributed income. In addition, taxable income from non-REIT activities managed through the Company's taxable REIT subsidiaries ("TRS") will be fully subject to federal, state and local income taxes.

The Company accounts for TRS income taxes under the liability method as required by ASC Topic 740, *Income Taxes*. Under the liability method, deferred income taxes are recognized for the temporary differences between the GAAP basis and tax basis of the TRS income, assets and liabilities. For the years ended December 31, 2020 and 2019, several of the Company's subsidiaries were considered taxable corporations for U.S. federal and state income tax purposes. The taxable U.S. corporate subsidiaries are subject to corporate level U.S. federal, state and local income tax on their net taxable income.

ASC 740, *Income Taxes* ("ASC 740") provides guidance for how uncertain tax positions should be recognized, measured, presented, and disclosed in the combined consolidated financial statements. ASC 740 requires the evaluation of tax positions taken or expected to be taken in the course of preparing our tax returns to determine whether the tax positions are "more-likely-than-not" of being sustained by the applicable tax authority. Tax

positions not deemed to meet the more-likely-than-not threshold are recorded as a tax benefit or expense in the current year. As of December 31, 2020 and 2019, we did not have a liability for any unrecognized tax benefits. Management's determinations regarding ASC 740 may be subject to review and adjustment at a later date based upon factors including, but not limited to, an ongoing analysis of tax laws, regulations and interpretations thereof. We file tax returns for U.S. federal, various states and foreign jurisdictions. The statute of limitation is open for all jurisdictions for tax years beginning in 2017.

The Company's policy is to classify interest and penalties on tax positions, if any, as expenses. For the years ended December 31, 2020 and 2019, no interest and penalties have been accrued.

s. ***Concentration of Counterparty Risk and Credit Risk***

In the normal course of its business, the Company encounters counterparty risk and credit risk. Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents, restricted cash, principal and interest outstanding on unsecured consumer loans, and amounts deposited with each of the Company's Lending Platforms. Counterparty risk represents the risk that we would incur if the counterparties failed to perform pursuant to the terms of their agreements with us.

t. ***Servicing, Collection and Upfront Fees***

The Company incurs a monthly servicing fee for each outstanding unsecured consumer loan, which is payable to the Lending Platforms for managing payments from borrowers and maintaining loan account portfolios. The Company incurs collection fees on amounts recovered from delinquent loans, which is payable to the Lending Platforms. The Company incurs an upfront fee on unsecured consumer loans purchased from Avant. All servicing, collection and upfront fees are expensed as incurred.

u. ***Collateralized Loan Obligations ("CLOs")***

The Company holds investments in CLOs which are subordinated debt interests in syndicated loans managed by third party collateral managers with industry experience. The outstanding investment range in expected maturity from April 2026 to April 2029 and pays interest based on the three-month LIBOR ("3ML") plus 5.45% to 9.45%.

Secondary CLOs purchased from a broker are recorded on the trade date and are recorded as the settlement value of cash, plus purchased accrued interest. Purchased accrued interest is treated as a return of capital upon receipt within the first two quarterly payment cycles. The discount to par is amortized over the expected maturity of the CLO debt, which is calculated using estimated cash flows on the date of purchase.

Primary CLOs purchased either from the collateral manager or the broker are recorded on the settled date, to reflect the potential changes, updates or resizing of the position, due to the long-term nature of settlement. The typical settlement time for Depository Trust Ccompany bonds is three days. Amortization of an original issue discount is calculated to expected maturity date, based on projected cash flows at the time of purchase, and recorded over the expected life of the bond.

Gains or losses from the sale or call of CLOs are recorded as a realized gain or loss on the combined consolidated statements of operations and recognized on the date of sale or call. Restructured or permanently impaired CLOs are recorded in the period of measurement and recorded on the combined consolidated statements of operations as a realized gain or loss and amortized to expected maturity based on the available cash flows at the time of measurement. Unrealized gains or losses are recorded on the combined consolidated statements of operations and recognized on each valuation date.

3. Recent Real Estate Transactions

Acquisition of Real Estate Assets Held for Investment

During 2020 and 2019, the Company acquired the following properties:

- On December 14, 2020, the Company acquired The Dylan at Grayson, a multi-family property located in Grayson, GA for an aggregate purchase price of $47,860,000 exclusive of acquisition and closing costs. For the purchase of this property, the Company obtained bank financing of $35,895,000. On the date of acquisition, the fair value of the non-controlling interest in the joint venture was $0.
- On December 14, 2020, the Company acquired The Dylan at Fairburn, a multi-family property located in Fairburn, GA for an aggregate purchase price of $52,140,000 exclusive of acquisition and closing costs. For the purchase of this property, the Company obtained bank financing of $39,105,000. On the date of acquisition, the fair value of the non-controlling interest in the joint venture was $0.

- On November 19, 2020, the Company, together with a joint venture partner, acquired Valora at Homewood, a multi-family property located in Homewood, AL for an aggregate purchase price of $81,250,000 exclusive of acquisition and closing costs. For the purchase of this property, the Company assumed bank financing of $63,844,000. On the date of acquisition, the fair value of the non-controlling interest in the joint venture was $2,516,536.
- On November 10, 2020, the Company, together with a joint venture partner, acquired Palmetto Creek, a multi-family property located in North Charleston, SC for an aggregate purchase price of $33,182,000 exclusive of acquisition and closing costs. For the purchase of this property, the Company assumed bank financing of $25,865,000. On the date of acquisition, the fair value of the non-controlling interest in the joint venture was $1,081,667.
- On November 2, 2020, the Company, together with a joint venture partner, acquired Hampton on Jupiter, a multi-family property located in Dallas, TX for an aggregate purchase price of $36,000,000 exclusive of acquisition and closing costs. For the purchase of this property, the Company obtained bank financing of $27,590,000. On the date of acquisition, the fair value of the non-controlling interest in the joint venture was $2,733,433.
- On October 28, 2019, the Company, together with a joint venture partner, acquired Sterling Place, a multi-family property located in Columbus, Ohio for an aggregate purchase price of $41,500,000 exclusive of acquisition and closing costs. For the purchase of this property, the joint venture obtained bank financing of $34,196,000. On the date of acquisition, the fair value of the non-controlling interest in the joint venture was $718,811.
- On October 15, 2019, the Company, together with a joint venture partner, acquired Parcstone and Stone Ridge, two multi-family properties located in Fayetteville, North Carolina for an aggregate purchase price of $66,900,000 exclusive of acquisition and closing costs. For the purchase of this property, the joint venture obtained bank financing of $44,789,000. On the date of acquisition, the fair value of the non-controlling interest in the joint venture was $3,181,320.
- On July 30, 2019, the Company, together with a joint venture partner, acquired Druid Hills, a multi-family property located in Atlanta, Georgia for an aggregate purchase price of $96,000,000 exclusive of acquisition and closing costs. For the purchase of this property, the joint venture obtained bank financing of $79,104,000. On the date of acquisition, the fair value of the non-controlling interest in the joint venture was $869,165.
- On June 28, 2019, the Company, together with a joint venture partner, acquired The Isle, a multi-family property located in Orlando, Florida for an aggregate purchase price of $26,500,000 exclusive of acquisition and closing costs. For the purchase of this property, the joint venture obtained bank financing of $21,200,000. On the date of acquisition, the fair value of the non-controlling interest in the joint venture was $553,295.
- On January 9, 2019, the Company, together with a joint venture partner, acquired Hamptons Apartments, a multi-family property located in Beachwood, Ohio for an aggregate purchase price of $96,500,000 exclusive of acquisition and closing costs. For the purchase of this property, the joint venture obtained bank financing of $79,520,000. On the date of acquisition, the fair value of the non-controlling interest in the joint venture was $1,668,388.

The below listed 2020 and 2019 acquisitions have been accounted for as asset acquisitions. The purchase price was allocated to the acquired assets and liabilities based on their estimated fair values at the date of acquisition. The Company allocated the purchase price, plus capitalized acquisition costs, of the properties acquired during 2020 and 2019 as follows:

Property	Land	Building	Improvements	FF&E	Lease Intangibles and Right-Of-Use Assets	Total Purchase Price
2019 Acquisitions:						
Hamptons	$ 5,103,705	$ 83,440,534	$ 1,396,601	$ 770,106	$ 6,938,534	$ 97,649,480
The Isle	4,078,734	19,987,827	1,156,656	101,460	1,592,939	26,917,616
Druid Hills	—	75,676,485	3,824,510	1,200,246	16,876,388	97,577,629
Parcstone	4,396,654	36,402,019	669,767	218,096	3,603,258	45,289,794
Stone Ridge	2,769,370	17,502,875	337,263	96,183	1,460,402	22,166,093
Sterling Place	4,390,362	33,352,408	1,963,579	292,020	2,027,018	42,025,387
Total 2019:	**$ 20,738,825**	**$ 266,362,148**	**$ 9,348,376**	**$ 2,678,111**	**$ 32,498,539**	**$ 331,625,999**
2020 Acquisitions:						
The Hampton on Jupiter	$ 4,287,755	$ 29,588,627	$ 550,245	$ 153,653	$ 2,256,003	$ 36,836,283
Palmetto Creek	3,593,102	27,429,034	637,650	641,697	1,657,888	33,959,371
Valora at Homewood	9,917,247	65,266,479	1,517,115	1,942,722	4,058,537	82,702,100
Dylan at Fairburn	3,540,629	45,412,853	1,119,686	764,614	1,939,780	52,777,562
Dylan at Grayson	4,223,929	40,776,767	910,241	656,601	1,904,348	48,471,886
Total 2020:	**$ 25,562,662**	**$ 208,473,760**	**$ 4,734,937**	**$ 4,159,287**	**$ 11,816,556**	**$ 254,747,202**

The weighted average amortization period of acquired in-place leases was approximately six months for each of the years ended December 31, 2020 and 2019, respectively.

Summarized information regarding properties sold during the years ended December 31, 2020 and 2019, is set forth in the table below:

Property	Disposition Date	Asset Type	Gross Sale Price	Gain on Sale
2019 Dispositions:				
Vinings Corner	1/18/2019	Multi-family	$ 58,880,000	$ 28,093,508
Lofton Place	5/21/2019	Multi-family	43,150,000	19,798,619
South Atlanta	6/28/2019	Multi-family	164,000,000	87,122,334
Resort	8/30/2019	Multi-family	322,000,000	116,522,738
Bartram	9/12/2019	Multi-family	57,750,000	26,220,254
Total 2019:			**$ 645,780,000**	**$ 277,757,453**
2020 Dispositions:				
Michigan Portfolio	1/9/2020	Self-Storage	$ 102,000,000	$ 48,968,842
Total 2020:			**$ 102,000,000**	**$ 48,968,842**

4. Real Estate Assets

The Company's ownership interests in real estate properties range from 67% to 100% via either direct ownership or ownership of a property owning entity. Through its ownership interests, the Company controls and therefore consolidates the properties and property owning entities. The interest owned by the other joint venture partner is reflected as non-controlling interest in these combined consolidated financial statements.

The Company's real estate assets consisted of the following as of December 31, 2020 and 2019:

					Real Estate Assets, Net of Accumulated Depreciation	
Property	Acquisition Date	Ownership Percentage	Asset Type	Location	2020	2019
Filet of Chicken	10/24/2012	100.0%	Industrial	Forest Park, GA	$ 4,386,003	$ 4,546,513
Arlington Park	5/8/2013	93.3%	Multi-Family	Marietta, GA	8,482,554	8,600,121
Cordova Regency	11/15/2013	99.3%	Multi-Family	Pensacola, FL	11,607,763	11,780,045
Crestview at Oakleigh	11/15/2013	99.3%	Multi-Family	Pensacola, FL	14,560,256	14,794,898
Inverness Lakes	11/15/2013	99.3%	Multi-Family	Mobile, AL	24,561,551	24,985,487
Kings Mill	11/15/2013	99.3%	Multi-Family	Pensacola, FL	17,110,353	17,372,443
Plantations at Pine Lake	11/15/2013	99.3%	Multi-Family	Tallahassee, FL	15,140,260	15,361,853
Verandas at Rocky Ridge	11/15/2013	99.3%	Multi-Family	Vestavia Hills, AL	13,127,336	13,247,126
Crestview at Cordova	1/17/2014	99.3%	Multi-Family	Pensacola, FL	6,771,657	7,045,826
Taco Bell, OK	6/4/2014	100.0%	Commercial	Yukon, OK	1,186,792	1,239,869
Taco Bell, MO	6/4/2014	100.0%	Commercial	Marshall, MO	961,157	1,005,451
Chesterfield	8/19/2014	85.0%	Self-Storage	Chesterfield, MI	—	4,491,009
Wyoming	8/19/2014	85.0%	Self-Storage	Wyoming, MI	—	3,907,406
Grand Rapids	8/19/2014	85.0%	Self-Storage	Grand Rapids, MI	—	5,656,115
Westland	8/28/2014	85.0%	Self-Storage	Westland, MI	—	3,899,111
State Street	8/28/2014	85.0%	Self-Storage	Ann Arbor, MI	—	3,472,548
Jackson	8/28/2014	85.0%	Self-Storage	Ann Arbor, MI	—	7,087,956
Kalamazoo	8/28/2014	85.0%	Self-Storage	Kalamazoo, MI	—	2,017,841
Canterbury	9/29/2014	92.5%	Multi-Family	Fort Wayne, IN	60,084,458	62,825,588
Abbie Lakes	9/30/2014	79.1%	Multi-Family	Canal Winchester, OH	10,580,432	10,992,585
Brooksedge	9/30/2014	79.1%	Multi-Family	Reynoldsburg, OH	10,291,495	10,789,150
Reserve at Abbie Lakes	9/30/2014	79.1%	Multi-Family	Canal Winchester, OH	24,060,629	24,800,644
Lake's Edge	9/30/2014	79.1%	Multi-Family	Pickerington, OH	10,629,442	11,137,581
Sunbury Ridge	9/30/2014	79.1%	Multi-Family	Columbus, OH	12,293,787	12,507,874
Stonebridge	9/30/2014	79.1%	Multi-Family	Blacklick, OH	17,748,750	18,545,999
Jefferson Chase	9/30/2014	79.1%	Multi-Family	Blacklick, OH	11,043,637	11,583,326
Lake Ridge	10/29/2014	79.1%	Multi-Family	Hilliard, OH	6,109,988	6,424,839
Okemos	1/16/2015	85.0%	Self-Storage	Okemos, MI	—	5,650,205
Lansing West	1/16/2015	85.0%	Self-Storage	Lansing West, MI	—	1,361,578
Novi	1/16/2015	85.0%	Self-Storage	Novi, MI	—	5,322,740
Lake Orion	1/16/2015	85.0%	Self-Storage	Lake Orion, MI	—	5,592,980
Ypsilanti	1/16/2015	85.0%	Self-Storage	Ypsilanti, MI	—	3,020,654

Property	Acquisition Date	Ownership Percentage	Asset Type	Location	Real Estate Assets, Net of Accumulated Depreciation 2020	2019
Orchard Village	11/5/2015	80.0%	Multi-Family	Aurora, IL	31,041,829	31,106,961
Sterling Crimson	9/28/2016	67.0%	Student Housing	Tuscaloosa, AL	44,525,260	45,984,297
Hawks Ridge	9/28/2016	67.0%	Student Housing	Iowa City, IA	27,612,609	28,806,810
Islander Village	9/28/2016	67.0%	Student Housing	Corpus Christi, TX	11,516,799	12,071,274
Campus Quarters	9/28/2016	67.0%	Student Housing	Corpus Christi, TX	15,001,470	15,591,204
District on Luther	9/28/2016	67.0%	Student Housing	College Station, TX	33,098,380	35,249,758
West 22	9/28/2016	67.0%	Student Housing	Kennesaw, GA	47,803,732	49,292,767
Legacy	9/28/2016	67.0%	Student Housing	Statesboro, GA	6,423,045	6,850,691
University Crossing	9/28/2016	67.0%	Student Housing	Manhattan, KS	18,206,447	19,501,057
Union Place	12/7/2016	85.0%	Multi-Family	Franklin, MA	57,874,840	59,501,119
Seasons	1/30/2017	92.5%	Multi-Family	Laurel, MD	170,042,941	173,651,449
Villages of Baymeadows	10/31/2017	92.5%	Multi-Family	Jacksonville, FL	87,374,021	89,207,984
Casa del Mar	10/31/2017	92.5%	Multi-Family	Jacksonville, FL	14,400,605	14,934,564
Silver Oaks	11/8/2017	92.5%	Multi-Family	Southfield, MI	14,791,833	15,616,750
Sutton Place	11/8/2017	92.5%	Multi-Family	Southfield, MI	48,354,837	48,712,129
Steeplechase	1/9/2018	92.5%	Multi-Family	Largo, MD	41,973,049	43,123,289
Laurel Pointe	5/9/2018	69.2%	Multi-Family	Forest Park, GA	30,577,636	32,149,625
Bradford Ridge	5/9/2018	69.2%	Multi-Family	Forest Park, GA	11,579,269	12,017,264
Ashwood Ridge	9/21/2018	69.2%	Multi-Family	Jonesboro, GA	9,561,507	9,693,648
Olentangy Commons	6/1/2018	92.5%	Multi-Family	Columbus, OH	108,788,765	112,098,035
Villages of Wildwood	7/20/2018	92.5%	Multi-Family	Fairfield, OH	45,773,307	45,105,897
Falling Creek	8/8/2018	90.0%	Multi-Family	Richmond, VA	23,259,550	24,028,354
Crown Pointe	8/30/2018	80.0%	Multi-Family	Danbury, CT	101,444,072	104,303,619
Lorring Park	10/30/2018	80.0%	Multi-Family	Forestville, MD	59,100,268	60,057,959
Hamptons	1/9/2019	92.5%	Multi-Family	Beachwood, OH	83,887,017	87,632,546
The Isle	6/28/2019	92.5%	Multi-Family	Orlando, FL	25,434,864	25,466,106
Druid Hills	7/30/2019	96.3%	Multi-Family	Atlanta, GA	79,201,082	79,420,711
Parcstone	10/15/2019	88.0%	Multi-Family	Fayetteville, NC	41,664,514	42,072,648
Stone Ridge	10/15/2019	88.0%	Multi-Family	Fayetteville, NC	20,791,808	20,891,018
Sterling Place	10/28/2019	92.5%	Multi-Family	Columbus, OH	39,807,337	39,753,266
Hampton on Jupiter	11/2/2020	80.0%	Multi-Family	Dallas, TX	34,496,697	—
Palmetto Creek	11/10/2020	90.0%	Multi-Family	North Charleston, SC	32,146,540	—
Valora at Homewood	11/19/2020	90.0%	Multi-Family	Homewood, AL	76,100,560	—
The Dylan at Fairburn	12/14/2020	100.0%	Multi-Family	Fairburn, GA	50,741,806	—
The Dylan at Grayson	12/14/2020	100.0%	Multi-Family	Grayson, GA	46,472,953	—
Total net real estate assets					**$ 1,871,609,549**	**$ 1,724,960,160**

5. Lease Intangibles

Lease intangibles consist of the following:

	As of December 31, 2020			As of December 31, 2019		
	Lease Intangibles	**Accumulated Amortization**	**Lease Intangibles, net**	**Lease Intangibles**	**Accumulated Amortization**	**Lease Intangibles, net**
In-place leases	$ 77,064,005	$ (67,527,601)	$ 9,536,404	$ 75,909,491	$ (69,446,277)	$ 6,463,214
Above-market leases	—	—	—	—	—	—
Below-market leases	—	—	—	—	—	—
Tenant relationships	239,208	(52,562)	186,646	239,208	(46,125)	193,083
Deferred leasing costs	635,325	(295,659)	339,666	635,325	(257,147)	378,178
Total	**$ 77,938,538**	**$ (67,875,822)**	**$ 10,062,716**	**$ 76,784,024**	**$ (69,749,549)**	**$ 7,034,475**

Future amortization expense for the Company's lease intangibles is as follows: $9,179,254 (2021), $95,686 (2022), $95,686 (2023), $95,686 (2024), $95,686 (2025), and $500,718 (thereafter).

6. Real Estate Assets Held for Sale

As of December 31, 2020, the real estate assets held by Union Place met the criteria to be classified as held for sale. The Company entered into a purchase and sale agreement with an unrelated third party on December 18, 2020. The sale closed on January 29, 2021, resulting in the recognition of a gain in the amount of $18,968,856.

Below is a summary of the major classes of real estate assets classified as held for sale:

Real Estate Assets Held for Sale	December 31, 2020	December 31, 2019
Land	$ 3,108,996	$ 6,457,102
Building and improvements	58,910,229	55,191,302
Furniture, fixtures, and equipment	3,048,136	12,640
Less: accumulated depreciation	(7,192,520)	(10,180,900)
Total net real estate assets held for sale	**$ 57,874,841**	**$ 51,480,144**

7. Involuntary Conversions

During 2020, the Company wrote off real estate assets from fire, storm, and flood damages. As of December 31, 2020, proceeds of $4,566,694 were received. For the year ended December 31, 2020, a gain from involuntary conversion of $482,941 was recorded in relation to the assessed outcome of the damages and is included as gain on involuntary conversions on the combined consolidated statements of operations.

During 2019, the Company wrote off real estate assets from fire damages, an eminent domain condemnation, and theft. As of December 31, 2019, proceeds of $15,378,136 were received. For the year ended December 31, 2019, a gain from involuntary conversion of $7,468,509 was recorded in relation to the assessed outcome of the damages and is included as gain on involuntary conversions on the combined consolidated statements of operations.

8. Unsecured Consumer Loans

The Company purchased $0 and $0 of aggregate principal in unsecured consumer loans from LendingClub and NBT during the years ended December 31, 2020 and 2019, respectively.

During the year ended December 31, 2018, the Company purchased a trust certificate in LendingClub Issuance Trust, Series 2016-NP1 ("LCIT 2016-NP1") with a fair value of $5,665,256 representing a 59.32% interest in LCIT 2016-NP1. We were not involved in the design or creation of the trust and our continuing involvement is typically passive in nature and does not provide us with the power to direct the activities that most significantly impact the economic performance of the securitization trust. As a result, the Company does not consolidate the Club 2017 Securitization trust associated with this securitization.

During the year ended December 31, 2018, the Company purchased a trust certificate in LendingClub Issuance Trust, Series 2016-NP2 ("LCIT 2016-NP2") with a fair value of $10,458,276 representing a 72.60% interest in LCIT 2016-NP2. We were not involved in the design or creation of the trust and our continuing involvement is typically passive in nature and does not provide us with the power to direct the activities that most significantly impact the economic performance of the securitization trust. As a result, the Company does not consolidate the Club 2017 Securitization trust associated with this securitization.

On March 21, 2018, the Company sold 28,474 of unsecured consumer loans (with a cost of $200,001,980 and accrued interest of $2,261,777) previously purchased from LendingClub to Consumer Loan Underlying Bond (CLUB) Depositor, LLC ("Club 2018-NP-1") for proceeds of $166,701,211 net of related transaction expenses, and a trust certificate with a fair value of $32,965,958 representing a 56.36% interest in the Club 2018-NP1. On the date of sale, the Company reversed the unrealized loss of $(334,812) and the accrued interest of $(2,261,777), recording realized losses of $(334,812). The Company acquired an additional residual interest in the securitization for $928,822, increasing the total interest in the Club 2018-NP1 to 57.95%.

The Company's portfolio of unsecured consumer loans consists of a large number of small balance homogeneous loans. As of December 31, 2020, the portfolio consisted of 4,990 loans having an average outstanding principal balance of $2,838 and a maximum balance of $50,000 at the time of origination. As of December 31, 2020, the unsecured consumer loans were issued with stated interest rates ranging from 6.0% to 36.0% with a weighted average interest rate of 21.48% based on outstanding principal of the unsecured consumer loans. As of December 31, 2019, the portfolio consisted of 16,769 loans having an average outstanding principal balance of $3,397 and maximum

balance of $50,000 at the time of origination. As of December 31, 2019, the unsecured consumer loans were issued with stated interest rates ranging from 4.0% - 36.0% with a weighted average interest rate of 22.8% based on outstanding principal of the unsecured consumer loans.

The ability of the borrowers of the unsecured consumer loans to repay the Company are affected by their continuing financial stability. The credit risk of the unsecured consumer loans and the residual interest in securitizations is considered to be higher than for secured loans.

The Lending Platforms classify the unsecured consumer loans into separately identified pools by rating ("Rating"), which indicates the expected level of risk associated with the loan. Each Rating corresponds to an estimated average annualized loss rate range as of the time the Rating is given. The estimated annual loss rate for each loan is based primarily on a proprietary custom risk model developed by each of the Lending Platforms using their respective historical data, borrower specific factors and Fair Isaac Corporation score ("FICO score") obtained from a credit reporting agency. As part of the Rating determination, the Lending Platforms also consider borrower specific factors such as, but not limited to, credit related inquiries in the last six months and debt-to-income ratio.

Ratings are not consistent between Lending Platforms; as such the Company stratifies its unsecured consumer loans into separately identified pools based on the FICO score obtained from a credit reporting agency and as provided by each Lending Platform at origination. The stratified pools are designated "Super Prime," "Prime" or "Near Prime," and defined as follows: Super Prime loans as loans to borrowers with a FICO score of 720 or greater, Prime Loans as loans to borrowers with a FICO score of between 660 and 719 and Near Prime loans as loans to borrowers with a FICO score of between 600 and 659.

The following table summarizes the Company's unsecured consumer loans held as of December 31, 2020:

Category	Outstanding Principal	Fair Value	Interest Rate Range	Weighted Average Interest Rate*
Super Prime	$ 2,222,738	$ 2,137,788	6.0% - 24.1%	12.5%
Prime	5,101,008	4,846,434	6.0% - 32.0%	18.1%
Near Prime	6,840,005	6,666,021	6.0% - 36.0%	26.9%
Total Loans	**$ 14,163,751**	**$ 13,650,243**		**21.5%**

** Based on outstanding principal of the unsecured consumer loans.*

The following table summarizes the Company's unsecured consumer loans held as of December 31, 2019:

Category	Outstanding Principal	Fair Value	Interest Rate Range	Weighted Average Interest Rate*
Super Prime	$ 5,843,393	$ 4,976,027	4.0% - 24.1%	12.5%
Prime	15,373,837	12,085,497	6.0% - 36.0%	17.6%
Near Prime	35,739,194	36,539,013	6.0% - 36.0%	26.6%
Total Loans	**$ 56,956,424**	**$ 53,600,537**		**22.8%**

** Based on outstanding principal of the unsecured consumer loans.*

The following table summarizes the delinquency status of the unsecured consumer loans:

	December 31, 2020			December 31, 2019		
Delinquency Status	**Outstanding Principal**	**Fair Value**	**% of Total**	**Outstanding Principal**	**Fair Value**	**% of Total**
Current	$ 13,331,896	$ 13,240,923	94.13 %	$ 51,805,789	$ 51,699,159	90.96 %
1 - 30 days	329,461	256,013	2.33 %	1,326,654	918,599	2.33 %
31 - 60 days	151,450	83,419	1.07 %	1,239,797	548,416	2.18 %
61 - 90 days	175,258	50,730	1.24 %	1,026,902	270,659	1.80 %
91 - 120 days	175,686	19,158	1.24 %	1,557,282	163,704	2.73 %
Total Loans	**$ 14,163,751**	**$ 13,650,243**	**100.00 %**	**$ 56,956,424**	**$ 53,600,537**	**100.00 %**

9. Collateralized Loan Obligations

The CLO investments held by the Company's wholly owned subsidiary are subordinated debt interests in broadly syndicated loans managed by established collateral management teams with many years of experience in the industry.

The credit risk of a CLO is dependent on the underlying assets within the portfolio. For "traditional" CLOs, the collateral pool primarily consists of first lien, senior secured broadly syndicated bank loans (usually at least 90% of the total portfolio), and it may include a pre-determined allowable portion of other asset types such as second lien bank loans (which are highly leveraged) and unsecured debt, as well as middle market loans.

Some CLOs consist predominantly of middle market loans as the underlying collateral. The average rating of the underlying collateral is typically single-B, and the leveraged bank loans are typically floating rate, based on LIBOR.

The securities held at NGL are B or BB rated mezzanine debt that pay a quarterly interest coupon, based on the notional balance held and a fixed spread plus LIBOR, which resets after each payment. The principal is returned through the CLO waterfall at the earlier of the call date or expected maturity. As of December 31, 2020, based on outstanding notional balance, 25.4% of the portfolio was invested in single-B rated tranches and 74.6% of the portfolio in BB rated tranches with a fixed spread plus LIBOR at the most recent reset date.

As of December 31, 2020, the outstanding investment of CLOs comprised of 34 investments with a fair value of $193,165,428 and a face value of approximately $208,342,000. The average outstanding note is approximately $6,128,000 with a stated maturity date ranging from April 2026 to April 2029 and a weighted average stated maturity of 7.0 years as of December 31, 2020. Coupons range from three-month LIBOR ("3ML") plus 5.45% to 9.45% with a weighted average coupon of 3ML + 7.16%.

As of December 31, 2019, the outstanding investment of CLOs comprised of 24 investments with a fair value of $129,052,554 and a face value of approximately $136,849,115. The average outstanding note is approximately $5,377,000 with a stated maturity date ranging from April 2027 to April 2032 and a weighted average stated maturity of 11.3 years as of December 31, 2019. Coupons range from three-month LIBOR ("3ML") plus 5.45% to 9.45% with a weighted average coupon of 3ML + 7.38%.

The Company purchased $68,308,737 and $129,052,554, respectively, of aggregate principal of CLOs from various third party brokers during the year ended December 31, 2020 and 2019, which are held by the Bank of New York Mellon as custodian.

10. Fair Value of Financial Instruments

The fair value of a financial instrument is defined as the price that we would receive upon selling an asset or pay to transfer a liability in an orderly transaction to an independent buyer in the principal or most advantageous market in which that financial instrument is transacted.

In all cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls has been determined based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to each investment.

Unsecured Consumer Loans, Residual Interests in Securitizations, CLOs, Repurchase Agreements and Revolving Credit Facilities at Fair Value

All of our financial instruments measured at fair value on a recurring basis were classified as Level 3 as of December 31, 2020 and 2019 with the exception of CLOs. We did not transfer any assets or liabilities in or out of Level 3 during the years ended December 31, 2020 and 2019. Transfers between levels, should they occur, will be recognized at the beginning of the quarter during which the asset or liability was transferred.

The unsecured consumer loans, residual interests in securitizations, repurchase agreements, and revolving credit facilities do not trade in an active market with readily observable prices. For the unsecured consumer loans and residual interests in securitizations, fair value is estimated by using a discounted cash flow methodology based upon significant unobservable inputs, such as loss adjusted discount rates and projected loss rates. The loss adjusted discount rates are used to discount the estimated future cash flows expected to be received from the underlying unsecured consumer loans, which includes both future principal and interest payments. The projected loss rates are based on the perceived credit risk inherent in each Rating of the unsecured loan portfolio. Repurchase agreements are collateralized with the security portfolio. As the carrying value of the repurchase agreement approximates fair value, there were no unobservable inputs that have been internally developed by the Company as of December 31, 2020. There were no credit facilities outstanding as of December 31, 2020. See Notes 8 and 11 for details of the unsecured consumer loans.

NGL qualifies as an investment company pursuant to ASC Topic 946, *Financial Services-Investment Companies*. Accordingly, the underlying CLO investments and repurchase agreements are carried at fair value and were retained in consolidation by the Company.

The following table shows the fair value of our unsecured consumer loans, residual interest in securitizations, CLOs, repurchase agreements, and revolving credit facilities disaggregated into the three levels of the ASC 820 valuation hierarchy as of December 31, 2020.

	Level 1	Level 2	Level 3	Total
Assets				
Unsecured consumer loans	$ —	$ —	$ 13,650,243	$ 13,650,243
Residual interests in securitizations	—	—	6,549,550	6,549,550
Collateralized loan obligations	—	193,165,428	—	193,165,428
Total investments at fair value	**$ —**	**$ 193,165,428**	**$ 20,199,793**	**$ 213,365,221**
Liabilities				
Reverse repurchase facilities	$ —	$ —	$ 80,000,000	$ 80,000,000
Total liabilities at fair value	**$ —**	**$ —**	**$ 80,000,000**	**$ 80,000,000**

For the year ended December 31, 2020, the Company had charge-offs of $6,263,264 and recoveries of $2,429,948 to Level 3 unsecured consumer loans. Also, the Company borrowed $96,050,000 and repaid $57,653,000 relating to repurchase agreements during 2020.

The following table shows the fair value of our unsecured consumer loans, residual interest in securitizations, and revolving credit facilities disaggregated into the three levels of the ASC 820 valuation hierarchy as of December 31, 2019.

	Level 1	Level 2	Level 3	Total
Assets				
Unsecured consumer loans	$ —	$ —	$ 53,600,537	$ 53,600,537
Residual interests in securitizations	—	—	21,955,347	$ 21,955,347
Collateralized loan obligations	—	129,052,554	—	129,052,554
Total investments at fair value	**$ —**	**$ 129,052,554**	**$ 75,555,884**	**$ 204,608,438**
Liabilities				
Reverse repurchase facilities	$ —	$ —	$ 41,603,000	$ 41,603,000
Total liabilities at fair value	**$ —**	**$ —**	**$ 41,603,000**	**$ 41,603,000**

For the year ended December 31, 2019, the Company had charge-offs of $28,944,655 and recoveries of $6,133,006 to Level 3 unsecured consumer loans. In addition, the Company borrowed $59,387,000 and repaid $17,784,000 relating to repurchase agreements during 2019. In addition, the Company made principal repayments of $46,972,955 of revolving credit facilities during 2019.

Refer to Note 8 for details of the unsecured consumer loans.

The ranges of unobservable inputs used in the fair value measurement of our Level 3 financial instruments as of December 31, 2020 and 2019 were as follows:

December 31, 2020

Assets/Liabilities	Fair Value	Valuation Technique	Unobservable Input	Weighted Average	Range
Unsecured consumer loans	$ 13,650,243	Discounted cash flow	Loss-adjusted discounted rate	11.31%	5.00% - 18.57%
			Projected prepay rate	0.21%	0.00% - 9.25%
			Projected loss rate	0.12%	0.00% - 3.88%
			Recovery rate	9.61%	7.50% - 11.00%
Residual interests in securitizations	$ 6,549,550	Discounted cash flow	Forecasted prepay % of current balance	17.64%	15.22% - 18.20%
			Forecasted default % of current balance	14.10%	10.06% - 15.03%
			Severity	89.00%	89.00% - 89.00%
			Discount rate	12.50%	12.50% - 12.50%
Reverse repurchase facilities	$ 80,000,000	Cost, which approximates fair value	—	—	—

December 31, 2019

Assets/Liabilities	Fair Value	Valuation Technique	Unobservable Input	Weighted Average	Range
Unsecured consumer loans	$ 53,600,537	Discounted cash flow	Loss-adjusted discounted rate	10.60%	4.23% - 15.60%
			Projected prepay rate	0.94%	0.00% - 13.88%
			Projected loss rate	0.65%	0.00% - 8.78%
			Recovery rate	9.83%	7.50% - 11.00%
Residual interests in securitizations	$ 21,955,347	Discounted cash flow	Forecasted prepay % of current balance	15.99%	15.56% - 19.65%
			Forecasted default % of current balance	13.55%	10.86% - 16.25%
			Severity	89.00%	89.00% - 89.00%
			Discount rate	11.73%	10.00% - 15.00%
Reverse repurchase facilities	$ 41,603,000	Cost, which approximates fair value	—	—	—

11. Securitization Special Purpose Entities

Special Purpose Entities ("SPEs") are entities designed to fulfill a specific limited need which are often used to facilitate transactions that involve securitizing financial assets. The objective of such transactions may include obtaining non-recourse financing, obtaining liquidity or refinancing the underlying securitized financial assets on more favorable terms than available on such assets on an unsecuritized basis. Securitization involving transfer or sale of assets to a SPE to convert all or a portion of those assets into cash before they would have been realized in the normal course of business, through issuance of debt or equity are generally considered a Variable Interest Entity ("VIE"). The investors holding a variable interest usually have recourse only to those assets sold or pledged to the SPE though may benefit from various forms of credit enhancement, such as over-collateralization, priority with respect to receipt of cash flows or subordination of mezzanine debt.

In determining the accounting treatment to be applied to securitization transactions, we conclude whether we have a VIE, and if so, whether we have control and therefore consolidate under GAAP.

Variable Interests in Securitizations

The Company retained variable interests including debt and equity that arose from securitization activities. We determine whether we are the primary beneficiary of a VIE upon our initial involvement based upon the facts and circumstances for each VIE which requires significant judgment. Our considerations in determining the VIE's most significant activities and whether we have power to direct those activities include, but are not limited to, the VIE's

purpose and design and the risks passed through to investors, the voting interests of the VIE, management, service and/or other agreements of the VIE, involvement in the VIE's initial design and the existence of explicit or implicit financial guarantees. In situations where we have determined that the power over a VIE's significant activities is shared, we assess whether we are the party with the power over the most significant activities. If we are the party with the power over the most significant activities, we meet the "power" criteria of the primary beneficiary. If we do not have the power over the most significant activities or we determine that decisions require consent of each sharing party, we do not meet the "power" criteria of being considered the primary beneficiary.

We assess our variable interests in a VIE both individually and in aggregate to determine whether we have an obligation to absorb losses of, or a right to receive benefits from, the VIE that could potentially be significant to the VIE. The determination of whether our variable interest is significant to the VIE requires significant judgment. In determining the significance of our variable interest, we consider the terms, characteristics and size of the variable interests, the design and characteristics of the VIE, our involvement in the VIE and our market-making activities related to the variable interests.

Through December 31, 2020, we held one securitization transaction determined to be the primary beneficiary of the associated VIE: MH 2016-LC1 created in 2016 with a total initial principal balance of $314,135,226. The assets of the securitized vehicle deemed a VIE consist of unsecured consumer loans, which are available for the benefit of the vehicle's sole beneficial interest holders and have a remaining principal balance of $360,274 and $2,699,311 as December 31, 2020 and 2019, respectively.

The debt holders of MH 2016-LC1 (Class A, B and C) have been fully satisfied as of December 31, 2020 with no additional financial support required and no future principal debt payments due.

The table below reflects the assets and liabilities recorded in our consolidated balance sheet related to our consolidated VIEs as of the dates presented. The assets and liabilities in the tables below are presented prior to consolidation and thus a portion of these assets and liabilities are eliminated in consolidation. As of December 31, 2020 and 2019, the Company held all the equity interests of the VIE.

	December 31, 2020	December 31, 2019
Restricted cash and cash equivalents	$ —	$ —
Unsecured consumer loans at fair value	360,274	2,407,071
Due from LendingClub Corporation	6,489	23,761
Interest receivable	4,200	61,585
TOTAL ASSETS	**$ 370,963**	**$ 2,492,417**
Debt (net of debt issuance costs) related to consolidated VIE	$ —	$ —
Accrued expenses	—	—
Interest payable	—	—
Servicing fee payable	—	—
TOTAL LIABILITIES	**$ —**	**$ —**

The following table reflects the income and expense amounts recorded in our consolidated statements of operations related to our consolidated VIE for the periods presented:

	For the Years Ended	
	December 31, 2020	December 31, 2019
Interest income	$ 300,623	$ 1,926,712
Other income	3,085	14,133
Fair value adjustments	(23,735)	(1,167,312)
Total net revenues	**$ 279,973**	**$ 773,533**
Interest and credit facility expenses	—	112,484
Servicing, collection and upfront fees	97,912	397,559
Net income	**$ 182,061**	**$ 263,490**

Residual Interests in Securitization

In securitizations structured as a sale, in which the Company is not considered a primary beneficiary, we have sold pools of loans to trusts in exchange for cash and certificates evidencing residual ownership interests in the trusts and that the transactions were accounted for as sales under GAAP.

Our maximum exposure to loss related to the Company's residual interests in the Club 2018 securitization and the Club 2017 securitization is calculated as the maximum potential charge that we would recognize in earnings if that investment were to become worthless.

The following table presents the carrying amounts and classification of the assets and liabilities recorded on our combined consolidated balance sheets related to our variable interests in unconsolidated VIEs and the associated maximum exposure to loss.

	December 31, 2020	December 31, 2019
Residual Interests in LCIT 2016-NP1, at Fair Value	$ 38,996	$ 567,723
Residual Interests in LCIT 2016-NP1, at Amortized Cost	$ 70,396	$ 578,602
Residual Interests in LCIT 2016-NP2, at Fair Value	$ 192,532	$ 1,261,359
Residual Interests in LCIT 2016-NP2, at Amortized Cost	$ 318,609	$ 1,362,117
Residual Interests in Club 2018-NP-1, at Fair Value	$ 5,136,938	$ 14,462,859
Residual Interests in Club 2018-NP-1, at Amortized Cost	$ 4,996,770	$ 14,980,764
Residual Interests in Club 2017-NP-1, at Fair Value	$ 1,181,084	$ 5,663,406
Residual Interests in Club 2017-NP-1, at Amortized Cost	$ 1,136,179	$ 5,974,319

12. Revolving Credit Facilities

The ACL III Subsidiaries Facility and the ACL VII Facility are collectively referred to as “Revolving Credit Facilities”.

The Revolving Credit Facilities require us to hold unsecured consumer loans as collateral in order to borrow under the credit facilities. During the terms of the Revolving Credit Facilities, all principal and interest payments on the unsecured consumer loans held as collateral are used to pay facility expenses, interest expenses or applied to reduce the outstanding balance on the Revolving Credit Facilities.

The Revolving Credit Facilities contain restrictions pertaining to the unsecured consumer loans considered as eligible collateral. Restrictions on eligible collateral include, but are not limited to, the maximum and minimum size, maximum interest rate, original term and credit score of the borrower related to the unsecured consumer loans. The Revolving Credit Facilities also contain certain requirements relating to the portfolio of loans and portfolio performance, including, but are not limited to, minimum FICO score of borrowers, average aggregate principal amount payable, maximum delinquencies and charge-offs, maximum leverage ratios, minimum interest coverage ratios, minimum annual net income, violations of which could result in the early termination of the Revolving Credit Facilities. Borrowings on the Revolving Credit Facilities are generally limited to 50.0% to 80.0% of the outstanding eligible principal balance of the portfolio of unsecured consumer loans. The ACL IV Subsidiaries Facility includes portfolio excess concentration tests which if greater than specified concentration limits decrease the amount of eligible collateral. As of December 31, 2020 the Company held no principal in revolving credit facilities.

During the years ended December 31, 2020 and 2019, we accrued $0 and $0 respectively, of agent fees, unused line fees and debt issuance costs on the Revolving Credit Facilities, which are recorded as interest expense on the combined consolidated statements of operations.

There were no outstanding Revolving Credit Facilities open as of December 31, 2020 and 2019.

13. Reverse Repurchase Facilities

On October 30, 2019, NGL entered into a Master Repurchase Agreement (the “Repo Agreement”) with Nomura Securities International, Inc. (“Nomura”) to provide a borrowing facility ("Repo") from which NGL could pledge securities as collateral and borrow up to $105,000,000 under agreed upon terms. Under the terms of the Repo Agreement, NGL received cash up to 75% of the market value of securities with an interest charge of a minimum of 1.80% plus LIBOR, calculated as T-2 days for the reference rate. For the year ending December 31, 2019, the Company paid $28,061 of interest to Nomura. The term of the Repo is two years from commencement date subject to eight rolling three-month periods where upon each reset date, the entire Repo is closed and reopened, and borrowed interest is due to Nomura. Securities in the Repo can be purchased back at any time, subject to maintaining the agreed upon minimum draw on the Repo: 60% drawn during the ramp up period, as defined in the Repo Agreement, ending

January 31, 2020, (subsequently extended to March 15, 2020 in the January 15, 2020 amended and restated Repo Agreement), and 90% drawn subsequent to the end of the ramp up period. Should the value of the securities drop to an LTV greater than 77.5%, NGL Limited must contribute cash or securities to Nomura's collateral account until the combined value is below 70%. There was $0 of additional cash and securities pledged as collateral as of December 31, 2019.

On August 5, 2020, NGL agreed to the amended and restated Repo Agreement lowering the maximum borrowing under the agreement to $80,000,000, lowering the minimum LTV from 60% to 50% and reducing the deleveraging requirement from 77.5% to 60% including a drop in combined LTV from 70% to 50%. Under the terms of the amended and restated Repo Agreement, NGL continues to receive cash up to 60% of the market value of securities with an interest charge of a minimum of 3.00%. For the year ending December 31, 2020, the Company paid $2,193,338 of interest to Nomura. Should the value of the securities drop to an LTV greater than 50%, NGL Limited must contribute cash or securities to Nomura's collateral account until the combined value is below 60%. There was $0 of additional cash and securities pledged as collateral as of December 31, 2020.

The following table presents a summary of our repurchase agreement borrowings and interest as of December 31, 2020 and 2019:

Master Repurchase Agreement	December 31, 2020	December 31, 2019
Beginning Balance	$ 41,603,000	$ —
Principal Borrowed	96,050,000	59,387,000
Principal Paid	(57,653,000)	(17,784,000)
Total Outstanding Principal	**$ 80,000,000**	**$ 41,603,000**
Less: unamortized debt issuance cost	(196,875)	(459,375)
Total Outstanding Principal, net of unamortized debt issuance cost	**$ 79,803,125**	**$ 41,143,625**

14. Mortgages Payable

The Company has outstanding mortgages payable that bear interest at either a fixed or variable rate. Each mortgage payable is secured by a respective real estate property and certain cash reserve accounts required by the borrowing agreements, which are included as restricted cash on the accompanying combined consolidated balance sheets. The following table presents a summary of our mortgages payable as of December 31, 2020 and 2019:

Mortgage Note	Interest Rate (4)	Maturity Date	Amortizing or Interest Only	Outstanding Principal 12/31/2020	Outstanding Principal 12/31/2019
Cordova Regency - Loan 1	4.55%	12/1/2023	Amortizing	$ 8,743,517	$ 8,887,443
Cordova Regency - Loan 2	4.61%	12/1/2023	Amortizing	2,276,322	2,313,359
Crestview at Oakleigh - Loan 1	4.55%	12/1/2023	Amortizing	11,128,465	11,311,649
Crestview at Oakleigh - Loan 2	4.61%	12/1/2023	Amortizing	2,284,075	2,321,238
Inverness Lakes - Loan 1	4.55%	12/1/2023	Amortizing	18,792,847	19,102,193
Inverness Lakes - Loan 2	4.61%	12/1/2023	Amortizing	5,136,019	5,219,584
Kings Mill - Loan 1	4.55%	12/1/2023	Amortizing	13,195,678	13,412,890
Kings Mill - Loan 2	4.61%	12/1/2023	Amortizing	3,806,468	3,868,401
Plantations at Pine Lake - Loan 1	4.55%	12/1/2023	Amortizing	11,447,169	11,635,599
Plantations at Pine Lake - Loan 2	4.61%	12/1/2023	Amortizing	2,204,612	2,240,482
Verandas at Rocky Ridge	4.55%	12/1/2023	Amortizing	9,885,619	10,048,344
Crestview at Cordova - Loan 1 (2)	4.43%	12/1/2020	Amortizing	—	4,433,837
Crestview at Cordova - Loan 2 (2)	4.43%	12/1/2020	Amortizing	—	3,075,035
Chesterfield (1)	4.51%	9/6/2024	Amortizing	—	4,333,338
Wyoming (1)	4.51%	9/6/2024	Amortizing	—	3,586,211
Grand Rapids (1)	4.51%	9/6/2024	Amortizing	—	5,439,086
Westland (1)	4.45%	9/6/2024	Amortizing	—	3,466,517
State Street (1)	4.45%	9/6/2024	Amortizing	—	3,332,040
Jackson (1)	4.45%	9/6/2024	Amortizing	—	6,669,060
Kalamazoo (1)	4.45%	9/6/2024	Amortizing	—	1,768,123
Canterbury Green - Loan 1	4.21%	10/1/2024	Amortizing	64,571,319	65,651,359
Canterbury Green - Loan 2	5.13%	10/1/2024	Amortizing	7,885,054	8,023,883
Abbie Lakes	4.20%	10/1/2024	Amortizing	10,240,780	10,412,678

Mortgage Note	Interest Rate [4]	Maturity Date	Amortizing or Interest Only	Outstanding Principal 12/31/2020	Outstanding Principal 12/31/2019
Brooksedge	4.20%	10/1/2024	Amortizing	10,790,094	10,971,225
Reserve at Abbie Lakes	4.20%	10/1/2024	Amortizing	19,757,643	20,089,862
Lakes Edge	4.20%	10/1/2024	Amortizing	9,887,650	10,053,602
Sunbury Ridge	4.20%	10/1/2024	Amortizing	10,280,017	10,452,698
Stonebridge	4.20%	10/1/2024	Amortizing	15,184,605	15,439,890
Jefferson Chase	4.20%	10/1/2024	Amortizing	12,006,432	12,207,883
Lake Ridge	4.11%	11/1/2024	Amortizing	7,894,829	8,029,181
Okemos [1]	4.19%	3/6/2025	Interest Only	—	5,620,000
Lansing West [1]	4.19%	3/6/2025	Interest Only	—	1,305,000
Novi [1]	4.19%	3/6/2025	Interest Only	—	5,025,000
Lake Orion [1]	4.19%	3/6/2025	Interest Only	—	5,225,000
Ypsilanti [1]	4.19%	3/6/2025	Interest Only	—	2,630,000
Orchard Village	4.43%	12/1/2025	Amortizing	26,037,795	26,450,000
Sterling Crimson - Loan 1	4.20%	10/1/2026	Interest Only	41,250,000	41,250,601
Hawk's Ridge	4.20%	10/1/2026	Interest Only	24,825,000	24,825,000
Islander Village	4.20%	10/1/2026	Interest Only	10,800,000	10,800,000
Campus Quarters	4.20%	10/1/2026	Interest Only	14,175,000	14,175,000
District on Luther	4.20%	10/1/2026	Interest Only	32,058,000	32,058,000
West 22 - Loan 1	4.20%	10/1/2026	Interest Only	44,727,000	44,728,279
Legacy	4.77%	1/1/2029	Interest Only	7,480,000	7,480,000
University Crossing [3]	4.16%	2/1/2020	Amortizing	—	15,459,292
Union Place [5]	4.39%	1/1/2029	Interest Only	51,800,000	51,800,000
Seasons	4.59%	2/1/2029	Interest Only	153,580,000	153,580,000
Abbie Lakes - Loan 2	5.82%	10/1/2024	Amortizing	2,579,108	2,610,023
Brooksedge - Loan 2	5.82%	10/1/2024	Amortizing	2,467,659	2,497,238
Reserve at Abbie Lakes - Loan 2	5.82%	10/1/2024	Amortizing	3,071,259	3,108,074
Lakes Edge - Loan 2	5.84%	10/1/2024	Amortizing	4,339,869	4,391,663
Sunbury Ridge - Loan 2	5.83%	10/1/2024	Amortizing	3,585,216	3,628,098
Stonebridge - Loan 2	5.84%	10/1/2024	Amortizing	2,809,079	2,842,604
Jefferson Chase - Loan 2	5.82%	10/1/2024	Amortizing	4,891,923	4,950,561
Lake Ridge - Loan 2	5.82%	11/1/2024	Amortizing	1,540,033	1,558,393
Villages of Baymeadows	4.14%	11/1/2027	Interest Only	76,560,000	76,560,000
Casa del Mar	4.14%	11/1/2027	Interest Only	12,240,000	12,240,000
Sutton Place	4.03%	12/1/2029	Interest Only	44,044,000	44,044,000
Silver Oaks	4.03%	12/1/2029	Interest Only	14,185,000	14,185,000
Steeplechase	4.07%	2/1/2028	Interest Only	36,668,000	36,668,000
West 22 - Loan 2	6.00%	10/1/2026	Amortizing	3,821,941	3,871,411
Sterling Crimson - Loan 2	6.04%	10/1/2026	Amortizing	1,813,948	1,836,512
Laurel Pointe	4.52%	6/1/2028	Interest Only	26,400,000	26,400,000
Bradford Ridge	4.54%	6/1/2028	Interest Only	10,000,000	10,000,000
Olentangy Commons	4.43%	6/1/2030	Interest Only	92,876,000	92,876,000
Villages of Wildwood	4.46%	8/1/2030	Interest Only	39,525,000	39,525,000
Falling Creek	4.52%	9/1/2030	Interest Only	19,335,000	19,335,000
Reserve at Abbie Lakes - Loan 3	5.88%	9/1/2024	Amortizing	5,573,710	5,643,780
Sunbury Ridge - Loan 3	5.94%	9/1/2024	Amortizing	1,214,380	1,229,457
Abbie Lakes - Loan 3	5.94%	9/1/2024	Amortizing	1,149,185	1,163,452
Brooksedge - Loan 3	5.90%	9/1/2024	Amortizing	2,373,722	2,403,439
Jefferson Chase - Loan 3	5.90%	9/1/2024	Amortizing	2,237,525	2,265,537
Lake Ridge - Loan 3	5.91%	9/1/2024	Amortizing	2,237,654	2,265,609
Crown Pointe	4.44%	9/1/2030	Interest Only	89,400,000	89,400,000
Canterbury Green - Loan 3	6.16%	10/1/2024	Amortizing	12,309,286	12,455,620
Ashwood Ridge	4.68%	10/1/2028	Interest Only	7,300,000	7,300,000
Lorring Park	4.83%	11/1/2030	Interest Only	47,680,000	47,680,000
Hamptons Apartments	4.61%	2/1/2031	Interest Only	79,520,000	79,520,000
The Isle	3.79%	7/1/2031	Interest Only	21,200,000	21,200,000
Druid Hills	4.26%	8/1/2046	Interest Only	79,104,000	79,104,000

Mortgage Note	Interest Rate (4)	Maturity Date	Amortizing or Interest Only	Outstanding Principal 12/31/2020	Outstanding Principal 12/31/2019
Abbie Lakes - Loan 4	4.71%	10/1/2024	Amortizing	1,495,715	1,518,076
Reserve at Abbie Lakes - Loan 4	4.65%	10/1/2024	Amortizing	1,420,728	1,442,227
Lakes Edge - Loan 3	4.45%	10/1/2024	Amortizing	2,741,244	2,784,416
Sunbury Ridge - Loan 4	4.67%	10/1/2024	Amortizing	2,124,364	2,156,381
Stonebridge - Loan 3	4.48%	10/1/2024	Amortizing	6,623,100	6,726,787
Parcstone	3.14%	12/1/2029	Interest Only	30,127,000	30,127,000
Stone Ridge	3.14%	12/1/2029	Interest Only	14,662,000	14,662,000
Sterling Place	3.95%	11/1/2031	Interest Only	34,196,000	34,196,000
West 22	4.06%	10/1/2026	Amortizing	2,587,522	—
University Crossing - Loan 2 (3)	3.04%	7/1/2030	Interest Only	14,679,000	—
Crestview at Cordova - Loan 3 (2)	2.90%	7/1/2030	Interest Only	12,952,000	—
Arlington Park	2.71%	11/1/2030	Interest Only	13,494,000	—
Hampton on Jupiter	2.90%	11/1/2032	Interest Only	27,590,000	—
Palmetto Creek	2.57%	9/1/2030	Interest Only	25,865,000	—
Valora at Homewood	2.80%	8/1/2030	Interest Only	63,844,000	—
The Dylan at Fairburn	4.10%	1/1/2023	Interest Only	39,105,000	—
The Dylan at Grayson	4.10%	1/1/2023	Interest Only	35,895,000	—
Sutton Place - Loan 2	4.36%	12/1/2029	Interest Only	10,750,000	—
Silver Oaks - Loan 2	4.36%	12/1/2029	Interest Only	4,840,000	—
Total outstanding principal				**$ 1,763,176,179**	**$ 1,588,579,220**
Less: unamortized discount and debt issuance costs				(11,401,842)	(10,965,554)
Total mortgages payable, net of unamortized discount and debt issuance costs				**$ 1,751,774,337**	**$ 1,577,613,666**

(1) Michigan self-storage portfolio was disposed of on January 9, 2020 (Note 3). The mortgage payable was extinguished at date of sale.
(2) In June 2020, Crestview at Cordova was refinanced as a new loan.
(3) In June 2020, University Crossing was refinanced as a new loan.
(4) Floating interest rates are indexed to the one month USD LIBOR. Rates noted are as of December 31, 2020.
(5) Union Place is presented as held-for-sale on the combined consolidated balance sheets.

On January 9, 2020, in connection with the sale of the Michigan self-storage portfolio, as described in Note 3, *Recent Real Estate Transactions*, the Company utilized sale proceeds to repay the associated outstanding mortgage balance in the amount of $48,364,593. As a result, the Company recognized a loss on early extinguishment of debt of $6,680,028, which is included within interest expense on the combined consolidated statements of operations.

On September 12, 2019, in connection with the sale of the Bartram property, as described in Note 3, *Recent Real Estate Transactions*, the Company utilized sale proceeds to repay the associated outstanding mortgage balance in the amount of $26,524,299. As a result, the Company recognized a loss on early extinguishment of debt of $2,705,879, which is included within interest expense on the combined consolidated statements of operations.

On August 30, 2019, in connection with the sale of the Resort property, as described in Note 3, *Recent Real Estate Transactions*, the Company utilized sale proceeds to repay the associated outstanding mortgage balance in the amount of $171,884,827. As a result, the Company recognized a loss on early extinguishment of debt of $17,392,319, which is included within interest expense on the combined consolidated statements of operations.

On June 28, 2019, in connection with the sale of the South Atlanta property, as described in Note 3, *Recent Real Estate Transactions*, the Company utilized sale proceeds to repay the associated outstanding mortgage balance in the amount of $78,123,489. As a result, the Company recognized a loss on early extinguishment of debt of $7,332,814, which is included within interest expense on the combined consolidated statements of operations.

On May 21, 2019, in connection with the sale of the Lofton Place property, as described in Note 3, *Recent Real Estate Transactions*, the Company utilized sale proceeds to repay the associated outstanding mortgage balance in the amount of $19,983,335. As a result, the Company recognized a loss on early extinguishment of debt of $1,105,621, which is included within interest expense on the combined consolidated statements of operations.

On January 18, 2019, in connection with the sale of the Vinings Corner property, as described in Note 3, *Recent Real Estate Transactions*, the Company utilized sale proceeds to repay the associated outstanding mortgage balance in the amount of $26,190,231. As a result, the Company recognized a loss on early extinguishment of debt of $2,254,066, which is included within interest expense on the combined consolidated statements of operations.

Future scheduled principal payments of mortgage payable are as follows: $6,973,930 (2021), $10,122,821 (2022), $171,647,338 (2023), $234,445,265 (2024), $41,177,823 (2025), and $1,298,809,002 (thereafter).

15. Ground Leases

The Company entered into three ground leases through acquisition of Druid Hills. The Company has right to extend the term of each ground lease, and thus such option period has been included within the calculation of the right of use assets and lease liabilities. As of December 31, 2020, the right-of-use asset and lease liability was $6,826,478 and $1,183,859, respectively. As of December 31, 2019, the right-of-use asset and lease liability was $7,001,357 and $1,197,554, respectively. During the year ended December 31, 2020 and 2019, the lease expense recognized on a straight-line basis was $235,184 and $28,647, respectively, and is included in property operating expenses on the combined consolidated statement of operations.

The Company utilized the risk-free rate over the term of the respective lease as the discount rate to be applied to its future lease payments when accounting for its right of use assets and lease liabilities, which was 4.26%.

The table below presents the summarized quantitative information with regard to lease contracts the Company has entered into as of December 31, 2020:

Category	Term
Weighted avg. remaining term - operating leases (months)	218
Weighted avg. remaining term - operating leases (years)	18.25
Weighted avg. annual discount rate - operating leases	4.26%

The future minimum lease payments to be paid under noncancelable leases in effect as of December 31, 2020 are as follows: $64,000 (2021), $64,000 (2022), $64,000 (2023), $64,000 (2024), $64,000 (2025), and $1,913,750 (thereafter).

16. Income Taxes

Income taxes consisted of the following for the years ended:

	December 31, 2020	December 31, 2019
Current federal tax benefit	$ —	$ —
Current state tax benefit (expense)	(296,416)	309,411
Net deferred federal tax expense	—	—
Net deferred state tax expense	—	—
Income tax benefit (expense)	**$ (296,416)**	**$ 309,411**

17. Equity

As of December 31, 2020 and 2019, the Company authorized 100,000,000 common shares, par value $0.001. NPH is the Company's sole common stockholder. As of December 31, 2020 and 2019, the Company paid an aggregate of $872,160,619 and $688,735,264 of dividends on common shares, respectively.

As of December 31, 2020 and 2019, the Company had 125 shares outstanding in connection with a private placement of 12.5% Series A Cumulative Non-Voting Preferred Stock, par value $0.001 per share (Series A Preferred Stock), respectively. In general, holders of Series A Preferred Stock are entitled to receive cumulative dividends semiannually at a per annum rate equal to 12.5% of the total purchase price of $1,000 per share plus accumulated and unpaid dividends. The Series A Preferred Stock is redeemable by the Company for $1,000 per share plus accumulated and unpaid dividends. Upon liquidation and dissolution of the Company, the holders of the Series A Preferred Stock are entitled to a liquidation preference in the amount of the share's purchase price, plus all accumulated and unpaid dividends. Series A Preferred Stock are not convertible or exchangeable for any other property or securities of the Company. As of December 31, 2020 and 2019, the Company paid an aggregate of $235,499 and $219,874 of dividends on Series A preferred shares, respectively.

18. Related Party Transactions

On December 31, 2013, the Company entered into a management assistance agreement with Prospect Administration LLC ("Prospect") to provide significant managerial assistance to the Company on behalf of PSEC.

In accordance with the Investment Company Act of 1940, PSEC must make available "significant managerial assistance" to the Company. Prospect provides assistance with significant guidance and counsel concerning the management, operations, and business objectives and policies to the Company. Services may include arranging financing, managing relationships with financing sources, restructuring existing debt and evaluating acquisition and divestiture opportunities. Prospect also exercises a controlling influence over the policies of the Company. On a quarterly basis, the Company pays a managerial assistance fee to Prospect for time and effort in assisting and providing commercial and mezzanine lending, investment banking, and private equity investing services. The Company incurred managerial assistance fees of $2,100,000 for each of the years ended December 31, 2020 and 2019, which are included in management fees in the accompanying combined consolidated statements of operations.

On a quarterly basis, the Company pays Prospect for professional services provided related to legal counsel, taxation, and general accounting. For the years ended December 31, 2020 and 2019, the Company incurred professional service fees of $1,091,203 and $408,722, respectively, which are included in general and administrative expenses in the accompanying combined consolidated statements of operations. As of December 31, 2020 and 2019, $374,103 and $142,280, respectively, is due to Prospect and is recorded by the Company as due to affiliates on the combined consolidated balance sheets.

As of December 31, 2020, $4,551 and $2,358,362 is due to Prospect Capital Management ("PCM") and PSEC, respectively, for reimbursement of expenses paid on behalf of the Company and is recorded by the Company as due to affiliates on the combined consolidated balance sheets.

As of December 31, 2019, $7,821 and $11,180 is due to Prospect Capital Management ("PCM") and PSEC, respectively, for reimbursement of expenses paid on behalf of the Company and is recorded by the Company as due to affiliates on the combined consolidated balance sheets.

The Company generally incurs a 2% to 3% structuring fee for the PSEC equity portion of each acquired property. The structuring fee is paid to PSEC for structuring and providing guidance for each purchase transaction. For the years ended December 31, 2020 and 2019, the Company incurred structuring fees of $1,432,351 and $1,638,087, respectively.

The Company generally incurs a transaction fee equal to 2% of the sale price of each disposed wholly owned property. The transaction fee is paid to PSEC for providing mergers and acquisitions and advisory services guidance in connection to certain disposition transactions. For the years ended December 31, 2020 and 2019, the Company incurred transaction fees of $0 and $7,595,000, respectively. These amounts are included in the management fee line item in the accompanying combined consolidated statements of operations.

The Company also entered into property management agreements with the non-controlling interest joint venture partners to manage the operations of the properties. The Company pays a monthly management fee of 2% - 3.5% of the gross monthly rents to the property managers. For the years ended December 31, 2020 and 2019, property management fees were $6,844,541 and $7,517,276, respectively, and are included in management fees in the combined consolidated statements of operations.

The Company also pays a monthly asset management fee up to 1.25% of the gross monthly rents to the property managers. For the years ended December 31, 2020 and 2019, asset management fees were $1,831,357 and $1,836,713, respectively. These amounts are included in the management fee line item in the accompanying combined consolidated statements of operations.

As of December 31, 2020 and 2019, $3,245,464 and $2,654,539 of management fees and asset management fees, respectively, were payable to property managers, and is included in due to affiliates in the accompanying combined consolidated balance sheets.

The property management agreements also stipulate that a construction management fee up to 6% of project cost is to be paid to the property managers. For the years ended December 31, 2020 and 2019, capitalized construction management fees were $3,464,602 and $2,261,583, respectively, and are included within building and improvements in the accompanying combined consolidated balance sheets.

The Company generally incurs an acquisition fee from 0.5% to 1% of the purchase price of each acquired property. The acquisition fee is paid to the Property Managers for services rendered in connection with the investigation, selection, sourcing, due diligence and acquisition of a property or investment. For the years ended December 31, 2020 and 2019, the Company incurred acquisition fees of $842,160 and $1,653,250, respectively. The amounts related to the year ended December 31, 2020 and 2019 have been capitalized and included in real estate assets in the accompanying combined consolidated balance sheet.

In connection with the acquisitions of several properties during the year ended December 31, 2020, the Company has retained a portion of the non-controlling joint venture partners' acquisition fees as deferred acquisition fees. These deferred acquisition fees are earned by and payable to the non-controlling joint venture partner upon reaching certain performance measures. During the years ended 2020 and 2019, $1,014,000 and $1,920,500, respectively, were paid to the non-controlling joint venture partners, respectively. As of December 31, 2020 and 2019, $2,172,160 and $2,614,000, respectively, of deferred acquisition fees were retained by the Company and included within due to affiliates on the combined consolidated balance sheets. As of December 31, 2020, $697,562 and $1,553,268, respectively, of deferred acquisition fees retained by the Company are included within restricted cash on the combined consolidated balance sheets.

The Company noted that certain expenses are paid for by the property managers and have yet to be reimbursed. As of December 31, 2020 and 2019, unreimbursed advances and other amounts due to related parties were $1,814,372 and $1,806,205, respectively, and are recorded by the Company as due to affiliates on the combined consolidated balance sheets.

19. Senior Secured Term Loans - Related Party

NPRC Credit Agreement

On April 1, 2014, the Company entered into a credit agreement (the "Credit Agreement") with PSEC in the form of a senior secured term loan. On June 30, 2020, the Company refinanced and amended the Credit Agreement. The Credit Agreement consists of a senior secured term loan A ("TLA"), senior secured term loan B ("TLB"), senior secured term loan C ("TLC"), and senior secured term loan D ("TLD") collectively referred to as the "Term Loans".

The amendment increased the TLA PIK rate, reduced the interest rate margins, and resulted in a new tranch of senior secured term loan D ("TLD"). Under the amended and restated Credit Agreement, the new TLD incurs cash interest equivalent to three-month USD LIBOR rate with a floor of 3.00%, plus 0.50%, and PIK interest of 2.50%. The Company incurred $3,668,507 of structuring fees from this restructuring, which is deferred and amortized over the life of the senior secured term loan. The structuring fees are capitalized as a direct offset to the Term Loan balance on the combined consolidated balance sheets.

The additional borrowings of $183,425,355 was used as an equity distribution to NPH. The maturity date of the senior secured term loans under the amended Credit Agreement is December 31, 2023. As of December 31, 2020 and 2019, the total commitment was $2,500,000,000 and $1,250,000,000, respectively.

The Credit Agreement does not require payments on the outstanding principal until maturity, with prepayments allowed but may be subject to a prepayment penalty. During the year ended December 31, 2020, the Company has voluntarily pre-paid in aggregate $222,029,005 of the Term Loan A and B and incurred prepayment penalty of $3,244,580.

The Company is required to make payments for Residual Profit Interest equivalent to 8.33% of the residual profit earned during the applicable period. The Company determines the residual profit as all gross receipts from operations received by the Company less the sum of operating expenses, interest expense, structuring fees, M&A fees, and cost basis in connection to the sale of any real estate property during the applicable period.

Cash interest and Residual Profit Interest are payable in cash quarterly. PIK interest due quarterly is added to the outstanding principal balance of the loan or paid in cash, in whole or in part, at the option of the Company.

For the years ended December 31, 2020 and 2019, the Company incurred $3,668,507 and $2,100,000 of structuring fees for borrowings under the senior secured term loans, respectively. The structuring fees are deferred and amortized over the life of the senior secured term loan. For the years ended December 31, 2020 and 2019, $3,582,285 and $2,638,213 were amortized and recorded within interest expense on the combined consolidated statements of operations, respectively.

The following tables present a summary of our senior secured term loan terms and payable as of December 31, 2020 and 2019:

	As of December 31, 2020		
Senior Secured Term Loan	**Cash Rate**	**PIK Rate**	**Outstanding Principal**
Term Loan A	3-Mo LIBOR(1) + 1.44%	3.53%	$390,403,295
Term Loan B	3-Mo LIBOR(1) + 2.00%	5.50%	19,200,000
Term Loan C	3-Mo LIBOR(2) + 10.00%	2.25%	101,200,000
Term Loan D	3-Mo LIBOR(1) + 0.50%	2.50%	183,425,355
Total outstanding principal			**$694,228,650**
Less: unamortized debt issuance costs			(12,319,074)
Total senior secured term loans, net of debt issuance costs			**$681,909,576**

(1) Rates are accrued at minimum LIBOR floor of 300 basis points

(2) Rates are accrued at minimum LIBOR floor of 100 basis points

	As of December 31, 2019		
Senior Secured Term Loan	**Cash Rate**	**PIK Rate**	**Outstanding Principal**
Term Loan A	3-Mo LIBOR(1) + 3.50%	5.00%	$433,553,250
Term Loan B	3-Mo LIBOR(1) + 2.00%	5.50%	79,000,000
Term Loan C	3-Mo LIBOR(2) + 12.00%	2.25%	51,428,040
Total outstanding principal			**$563,981,290**
Less: unamortized debt issuance costs			(12,232,852)
Total senior secured term loans, net of debt issuance costs			**$551,748,438**

(1) Rates are accrued at minimum LIBOR floor of 300 basis points

(2) Rates are accrued at minimum LIBOR floor of 100 basis points

For the year ended December 31, 2020, the Company incurred $35,976,779, $22,450,603, and $36,233,499 of cash interest, PIK interest, and Residual Profit Interest, respectively. For the year ended December 31, 2020, a total of $22,444,278 of PIK interest was paid in cash on the senior secured term loans. As of December 31, 2020, $30,922 of cash interest and $6,325 of PIK interest is recorded by the Company as due to affiliates on the combined consolidated balance sheets.

For the year ended December 31, 2019, the Company incurred $37,664,128, $30,836,965, and $27,066,176 of cash interest, PIK interest, and Residual Profit Interest, respectively. For the year ended December 31, 2019, a total of $30,640,296 of PIK interest was paid in cash on the senior secured term loans. As of December 31, 2019, $1,217,623 of cash interest and $196,668 of PIK interest is recorded by the Company as due to affiliates on the combined consolidated balance sheets.

20. Commitments and Contingencies

The Company believes that it has complied with the requirements of the mortgage payable by obtaining the requisite third party insurance coverage for losses that may be incurred at the properties. Losses for amounts below the threshold of the deductible amounts specified in certain of the Company's insurance policies are self-insured; however, management does not believe that this exposure will have a material adverse effect on the Company's combined consolidated financial position or results of operations.

Periodically, the Company may become involved in various investigations, claims and legal proceedings that arise in the ordinary course of the business. The Company does not believe that there are any proceedings threatened or

pending, if determined adversely, that would have a material adverse effect on the financial position, results of operations, or liquidity of the Company.

The Company may at times issue certain loan guarantees to obtain financing related to the Company's investments. These guarantees may include but are not limited to repayment guarantees, completion guarantees, and debt ratio guarantees to certain lenders of the Company's investments in real estate assets. Under certain guarantees, the Company may be liable in the event of fraud, misappropriation, environmental liabilities and other recourse obligations. As of December 31, 2020, the Company's has not violated any of these guaranty provisions.

The worldwide outbreak of COVID-19, a novel coronavirus disease that began in early 2020, has negatively affected economies, markets, and individual companies throughout the world and has increased market volatility. Developments that disrupt global economies and financial markets may magnify factors that affect the Company's performance. While the disruption is currently expected to be temporary, there is considerable uncertainty around the duration of this uncertainty. The effects of this pandemic may materially impact the performance of the Company and its ability to execute its objective. The ultimate impact of COVID-19 on the financial performance of the Company's investment cannot be reasonably estimated at this time.

21. Subsequent Events

On January 27, 2021, the Company acquired Chimneys of Greenville, a multi-family property located in Taylors, SC, for an aggregate purchase price of $18,762,000 exclusive of acquisition and closing costs. For the purchase of this property, the Company obtained bank financing of $14,075,000.

On January 28, 2021, Verandas at Rocky Ridge entered into refinancing mortgage agreement for $18,410,000. The refinancing mortgage is secured by the real estate property and certain cash reserve accounts required by the borrowing agreements. The refinanced mortgage accrues interest at SOFR + 2.66% and matures on February 1, 2031.

On January 29, 2021, the Company sold Union Place to an unaffiliated third party for a gross sales price of $77,300,000. The Company recognized a gain of $18,968,856 in connection with the sale.

On February 26, 2021, the Company, together with a joint venture partner, acquired The Laurel Apartments and The Willows Apartments, two multi-family properties located in Spartanburg, SC, for an aggregate purchase price of $80,260,000 exclusive of acquisition and closing costs. For the purchase of this property, the Company obtained bank financing of $61,025,000. On the date of acquisition, the fair value of the non-controlling interest in the joint venture was $1,040,246.

On March 12, 2021, the Company, together with a joint venture partner, acquired The Edge at Clear Lake, a multi-family property located in Webster, TX for an aggregate purchase price of $34,000,000 exclusive of acquisition and closing costs. For the purchase of this property, the Company obtained bank financing of $25,496,000. On the date of acquisition, the fair value of the non-controlling interest in the joint venture was $2,879,205.

On June 28, 2021, the Company, together with a joint venture partner, acquired Jackson IV Portfolio, four multi-family properties located in Mississippi for an aggregate purchase price of $160,000,000 exclusive of acquisition and closing costs. For the purchase of this property, the Company obtained bank financing of $120,000,000. On the date of acquisition, the fair value of the non-controlling interest in the joint venture was $10,500,000.

The Company has evaluated subsequent events through June 30, 2021, the date of which these combined consolidated financial statements were available to be issued, and has determined that, except for the above, there have not been any additional events that have occurred that would require adjustments to, or disclosures in, the combined consolidated financial statements.